  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1997.

                                                REGISTRATION NO. 333-38027
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          CENTOCOR DIAGNOSTICS, INC.
            (Exact name of registrant as specified in its charter)
  Pennsylvania                       2835                       23-2918699
(State or other          (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of           Classification Code Number)       Identification No.)
 incorporation
       or
 organization)

                           244 Great Valley Parkway
                         Malvern, Pennsylvania 19355
                                (610) 651-6000
                                ---------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                          R. James Danehy, President
                          Centocor Diagnostics, Inc.
                           244 Great Valley Parkway
                         Malvern, Pennsylvania 19355
                                (610) 651-6000
                                ---------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copy to:
  David C. Toner, Esquire                      Bruce K. Dallas, Esquire
  Duane, Morris & Heckscher LLP                Davis Polk & Wardwell
  One Liberty Place                            450 Lexington Avenue
  Philadelphia, PA 19103-7396                  New York, NY 10017

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Section 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Section 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
  TITLE OF
 EACH CLASS
     OF
 SECURITIES                  PROPOSED MAXIMUM  PROPOSED MAXIMUM
    TO BE     AMOUNT TO BE  OFFERING PRICE PER    AGGREGATE        AMOUNT OF
 REGISTERED   REGISTERED(1)      SHARE(2)       OFFERING PRICE  REGISTRATION FEE
 ----------   ------------- ------------------ ---------------- ----------------
   Class A      3,335,000         $15.00        $50,025,000.00   $15,159.09(3)
   Common
 Stock, $.01
  par value

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1)Includes 435,000 shares which the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act.

(3)Of this amount, $3,037.88 is being paid upon filing of this amendment. A filing fee of $12,121.21 was paid in connection with the initial filing of this Registration Statement on October 16, 1997.

                                ---------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued November 24, 1997

                             2,900,000 Shares

                                      LOGO
                              CLASS A COMMON STOCK
                                  -----------

ALL OF  THE 2,900,000 SHARES OF CLASS  A COMMON STOCK OFFERED HEREBY  ARE BEING
 SOLD   BY  CENTOCOR   DIAGNOSTICS,  INC.   ("CENTOCOR  DIAGNOSTICS"  OR   THE
  "COMPANY"). THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK, CLASS A
   COMMON STOCK AND CLASS B COMMON STOCK. HOLDERS OF CLASS A COMMON STOCK GENERALLY HAVE IDENTICAL RIGHTS TO HOLDERS OF CLASS B COMMON STOCK,
    EXCEPT THAT  HOLDERS OF CLASS A  COMMON STOCK ARE ENTITLED TO  ONE VOTE
     PER SHARE WHILE  HOLDERS OF CLASS B COMMON STOCK  ARE ENTITLED TO TEN
      VOTES PER SHARE ON ALL MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS.
       SEE "RELATIONSHIP WITH CENTOCOR, INC." AND "DESCRIPTION OF CAPITAL
       STOCK."

THE  COMPANY IS A  WHOLLY OWNED  SUBSIDIARY OF  CENTOCOR, INC., A  PENNSYLVANIA
 CORPORATION  ("CENTOCOR"). UPON  COMPLETION OF  THIS OFFERING, CENTOCOR  WILL
  OWN 100%  OF THE  COMPANY'S OUTSTANDING  CLASS B  COMMON STOCK,  WHICH WILL
   REPRESENT  71.0%  OF   THE  OUTSTANDING  COMMON   STOCK  OF  THE  COMPANY
   (APPROXIMATELY  68.0%  IF  THE  UNDERWRITERS'  OVER-ALLOTMENT  OPTION  IS
    EXERCISED  IN FULL).  UPON COMPLETION  OF  THIS OFFERING,  THE CLASS  B
     COMMON STOCK HELD  BY CENTOCOR WILL REPRESENT  APPROXIMATELY 96.1% OF
      THE  COMBINED   VOTING  POWER   OF   THE  COMPANY'S   COMMON  STOCK
       (APPROXIMATELY 95.5% IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS
       EXERCISED    IN   FULL).   SEE   "PRINCIPAL    SHAREHOLDER"   AND
        "RELATIONSHIP WITH CENTOCOR, INC."
                                  -----------

PRIOR TO THIS OFFERING, THERE HAS BEEN  NO PUBLIC MARKET FOR THE CLASS A COMMON
 STOCK  OF THE  COMPANY. IT  IS CURRENTLY  ESTIMATED THAT  THE INITIAL  PUBLIC
  OFFERING PRICE PER  SHARE WILL BE  BETWEEN $13 AND  $15. SEE "UNDERWRITERS"
   FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.
                                  -----------
APPLICATION HAS BEEN MADE TO LIST THE CLASS A COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CNDX".
                                  -----------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT SHOULD
                    BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  -----------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------
                               PRICE $    A SHARE
                                  -----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................   $           $            $
Total(3)....................................  $           $            $

-----
(1) The Company and Centocor have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) Before deducting expenses payable by the Company estimated at $727,000.

(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 435,000 additional shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds
    to Company will be $   , $    and $   , respectively. See "Underwriters."

                                  -----------
  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about      , 1997 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                                  -----------
MORGAN STANLEY DEAN WITTER

                                                      CREDIT SUISSE FIRST BOSTON

     , 1997

  Centocor Diagnostics develops, manufactures and sells diagnostic human health care products based primarily upon monoclonal antibody technologies.

  The Company is a leading provider of in vitro (outside the body) diagnostic ("IVD") tests, components and reagents to monitor the efficacy of cancer therapies, primarily in patients with ovarian (CA 125 II), breast (CA 15-3) or pancreatic (CA 19-9) cancer.

               (THREE PICTURES OF ONCOLOGY PRODUCTS APPEAR HERE)

  The Company is currently developing a point-of care ("POC") cardiovascular diagnostic test system, the P-selectin Profile, designed to allow emergency room physicians to rapidly and accurately rule in for further treatment patients suffering Acute Coronary Syndrome ("ACS") and rule out for non-cardiac treatment or early discharge patients not suffering ACS. The P-selectin Profile measures the status of the protein P-selectin both on the platelet membrane and in blood plasma, as a method of assessing platelet activation, an early indicator of ACS.

  The Company has entered into a collaborative arrangement with Biometric Imaging, Inc. to modify an existing instrument platform, pictured to the left below, for use as a POC instrument system designed to deliver the full utility of the P-selectin Profile.

                     (PICTURE OF INSTRUMENT APPEARS HERE)

 BIOMETRIC IMAGING, INC.
     IMAGN (R) 2000
       INSTRUMENT

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  Until      , 1997 (25 days after commencement of the offering), all dealers effecting transactions in the Class A Common Stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    2
Risk Factors........................    6
Use of Proceeds.....................   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   16
Selected Consolidated Financial Da-
 ta.................................   17
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   19
Business............................   23

                                   PAGE
                                   ----
Relationship with Centocor, Inc...  36
Management........................  39
Principal Shareholder.............  44
Description of Capital Stock......  45
Shares Eligible for Future Sale...  47
Underwriters......................  48
Legal Matters.....................  50
Experts...........................  50
Additional Information............  50
Index to Financial Statements..... F-1

                               ----------------

  The Company was incorporated in Pennsylvania in August 1997. The Company's corporate headquarters are located at 244 Great Valley Parkway, Malvern, Pennsylvania 19355, and its telephone number is (610) 651-6000.
                               ----------------

  CA 125 II, CA 19-9, CA 15-3 and CA 72-4 are trademarks of Centocor Diagnostics. ReoPro is a trademark of Eli Lilly and Company. CYFRA 21-1 is a trademark of Boehringer Mannheim GmbH. IMAGN is a trademark of Biometric Imaging, Inc.
                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. All references herein, unless the context otherwise requires, to the "Company" or "Centocor Diagnostics" refers to Centocor Diagnostics, Inc. and its subsidiaries. References to the Company or Centocor Diagnostics include the historical operating results and activities of, and assets and liabilities assigned to, the business and operations that comprise the oncology and cardiovascular diagnostic operations that were previously operated as part of the Diagnostics Division of Centocor, Inc. ("Centocor"). Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  Centocor Diagnostics develops, manufactures and sells diagnostic human health care products based primarily upon monoclonal antibody technologies. The Company's products and product candidates focus on disease categories with large market potential, primarily in oncology and cardiovascular diseases. The Company is a leading provider of in vitro (outside the body) diagnostic ("IVD") tests, components and reagents to monitor the efficacy of cancer therapies, primarily in patients with breast, ovarian or pancreatic cancer. Prior to the formation of the Company, the business and operations currently conducted by the Company were operated as part of a division of Centocor, a biopharmaceutical company with a primary focus in monoclonal antibody technology. Upon completion of this offering, Centocor will own 7,100,000 shares of the Company's capital stock, and will hold approximately 96.1% of the voting power of the Company's outstanding capital stock.

  The Company is currently developing a point-of-care ("POC") cardiovascular diagnostic test, the P-selectin Profile, designed to allow emergency room physicians to rapidly and accurately rule in for further treatment patients suffering Acute Coronary Syndrome ("ACS") and rule out for non-cardiac treatment or early discharge patients not suffering ACS. The test is further designed to determine whether patients suffering ACS are suffering a myocardial infarction ("heart attack"), for whom immediate treatment is critical to survival, or unstable angina ("UA"), for whom immediate or longer term treatment is warranted. Within two hours of the onset of a heart attack, more than 50% of the clinical benefit possible from reperfusion (restoring blood flow to the heart) is lost because permanent damage to the heart muscle tissue has occurred. Current tests for a heart attack include electrocardiograms ("ECGs"), which initially fail to diagnose one-half of heart attack cases, and cardiac enzymes, which begin to detect a heart attack only after irreversible damage to the heart muscle has occurred. The Company believes that the P-selectin Profile offers a unique opportunity to improve the quality of care for ACS patients by complementing existing ECG and cardiac enzyme technologies and to reduce the costs of unnecessary testing and admissions for patients not suffering ACS.

  Cardiovascular disease is the leading cause of death in the U.S. Heart attacks alone accounted for approximately 21% of all deaths in the U.S. in 1994. In the U.S., approximately 6.0 million patients enter hospital emergency departments each year complaining of chest pain. Of these, approximately 500,000 are immediately diagnosed as having a heart attack based on an ECG and undergo emergency cardiac intervention. An additional 500,000 are ultimately diagnosed as having had a heart attack based on tests that identify the presence of cardiac enzymes and additional ECGs and undergo cardiac intervention, although not before irreversible damage has occurred to the heart muscle. Approximately 1.5 million are ultimately diagnosed with UA and usually undergo long-term cardiac treatment and monitoring. The remaining 3.5 million are diagnosed as not having had a cardiac event and are treated for non-cardiac conditions or are discharged. Unfortunately, approximately 35,000 of these 3.5 million patients are sent home with an undiagnosed heart attack, and 6,000 of these patients die within 48 hours. These misdiagnoses account for approximately 20% of all malpractice settlements paid by emergency department doctors. In addition, approximately 2.1 million of these 3.5 million patients are diagnosed as not having had a cardiac event only after extensive testing and hospital stays. National statistics indicate that approximately $4.0 billion of unnecessary medical costs are spent each year on these 2.1 million non-cardiac cases. Current IVD cardiovascular diagnostic tools, including coagulation tests and cardiac enzyme markers, represented an approximately $1.0 billion worldwide market in 1996.

  After studying the predictive value of individual assays for P-selectin on the platelet membrane and in blood plasma in more than 2,200 samples, the Company developed its P-selectin Profile, which measures the status of the protein P-selectin both on the platelet membrane and in blood plasma, as a method of assessing platelet activation, an early indicator of ACS. In human clinical proof-of-principle studies, preliminary data indicates that the P-selectin Profile has a high predictive value for identifying patients with ACS. The Company has entered into a collaborative arrangement with Biometric Imaging, Inc. ("Biometric") to modify an existing FDA-cleared instrument platform consisting of a computer-controlled, laser-based, static cytometry imaging system, for use as a POC instrument system designed to deliver the full utility of the P-selectin Profile.

  The Company will seek regulatory clearance for the P-selectin Profile. The Company will initially file for 510(k) clearance for the combination of the membrane-bound and plasma-based P-selectin tests as a single diagnostic test. The Company will also seek clearance for these assays performed on a modified version of an existing Biometric instrument and for the POC instrument system platform that it is developing with Biometric. The Company has already initiated a prospective trial, MAPS (Management of Acute Coronary Syndromes with P-selectin Profile), which consists of a three-site pilot study to be followed by a ten-site trial with an aggregate of approximately 1,300 patients. The Company anticipates enrolling patients in the MAPS trial in early 1998.

  Cancer is the second leading cause of death in the U.S. The Company currently manufactures and sells IVD tests, components and reagents, primarily for the monitoring of the efficacy of cancer therapies. The Company's primary technology for these tests is monoclonal antibodies. The Company's monoclonal antibodies are unique, highly specific proteins that detect the presence, in a blood sample drawn from a patient, of specific antigens that are produced by cancer cells. The Company's sales of these products were approximately $40.2 million and $37.6 million, respectively, for the years ended December 31, 1995 and 1996. During 1996, approximately 51% of the Company's IVD tests were sold in Europe, while approximately 30% and 19% were sold in Japan and the U.S., respectively. The Company sells these products in three formats: (i) completed kits for performing manual tests; (ii) components for use in automated instruments that perform the tests; and (iii) supplies of bulk reagents for inclusion in kits manufactured by third parties.

  As a subsidiary of Centocor, the Company realizes significant strategic and operating benefits from a shared base of technology in monoclonal antibodies generally, and specifically in the cardiovascular and oncology areas, research and development skills and procedures, clinical trial management techniques and data, the ability to have its product candidates included in Centocor's clinical trials and common marketing activities within the same disease area that are targeted to the same decision makers and institutions. Centocor's leading product is ReoPro, a therapeutic drug that is effective in preventing blood clotting by inhibiting the aggregation of platelets. The Company believes that the P-selectin Profile can be utilized as an indicator of situations where ReoPro (and other platelet aggregation inhibitors to the extent they become available) may be effective as a therapeutic treatment. The Company also believes that the opportunity for the P-selectin Profile to be included with ReoPro in a cardiovascular disease management program offers significant clinical and marketing benefits. The Company believes it is uniquely positioned to benefit from the management systems and infrastructure in place at Centocor.

  The Company's strategy is to (i) commercialize the P-selectin Profile, (ii) maintain a leading position in the cancer IVD markets in which it sells products and (iii) continue to leverage its unique relationship with Centocor. The Company intends to focus significant resources towards the development of the P-selectin Profile and other POC diagnostic tests for use in the rapid diagnosis of chest pain patients.

                                  THE OFFERING

 Class A Common Stock offered......................  2,900,000 shares
 Common Stock to be outstanding after the offering:
  Class A Common Stock.............................  2,900,000 shares(1)
  Class B Common Stock.............................  7,100,000 shares(2)
    Total.......................................... 10,000,000 shares(1)(2)(3)

 Use of Proceeds................................... Capital expenditures, related principally to the
                                                    cardiovascular diagnostic
                                                    program, working capital,
                                                    product research and
                                                    development and other
                                                    general corporate purposes
 Proposed Nasdaq National Market symbol............ CNDX

--------

(1) Excludes up to 435,000 shares of Class A Common Stock subject to the Underwriters' over-allotment option.
(2) Upon completion of the offering, Centocor will own 100% of the Class B Common Stock.

(3) Does not include an aggregate of 1,500,000 shares of Class A Common Stock reserved for issuance under the Employee Plan (as defined) and the Directors' Plan (as defined).

                                  RISK FACTORS

  Prospective investors should consider the risks involved in purchasing shares of Class A Common Stock. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                           --------------------------------------- -----------------
                            1992    1993    1994    1995    1996     1996     1997
                           ------- ------- ------- ------- ------- -------- --------
                                                                      (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA(1):
Revenues:
 Sales..................   $40,061 $42,386 $36,325 $40,208 $37,611 $ 28,574 $ 24,191
 Contracts(2)...........       990     786     808   2,040   2,481    1,103    3,446
                           ------- ------- ------- ------- ------- -------- --------
 Total revenues.........    41,051  43,172  37,133  42,248  40,092   29,677   27,637
Costs and expenses:
 Cost of sales..........    14,266  12,369  12,505  13,479  13,458   10,329    8,221
 Research and
 development............     5,409   5,354   6,531   5,336   7,758    5,446    5,737
 Marketing, general and
  administrative........    11,710  12,213   9,961  10,356  10,162    7,506    8,773
                           ------- ------- ------- ------- ------- -------- --------
 Total costs and
  expenses..............    31,385  29,936  28,997  29,171  31,378   23,281   22,731
                           ------- ------- ------- ------- ------- -------- --------
Income before income
 taxes..................     9,666  13,236   8,136  13,077   8,714    6,396    4,906
Provision for income
 taxes(3)...............     4,070   5,688   3,487   5,392   3,464    2,635    2,031
                           ------- ------- ------- ------- ------- -------- --------
Net income..............   $ 5,596 $ 7,548 $ 4,649 $ 7,685 $ 5,250 $  3,761 $  2,875
                           ======= ======= ======= ======= ======= ======== ========
PRO FORMA DATA(4):
Earnings per share......                                   $  0.53          $   0.29
                                                           =======          ========

                                                           SEPTEMBER 30, 1997
                                                         ----------------------
                                                         ACTUAL  AS ADJUSTED(5)
                                                         ------- --------------
                                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital......................................... $13,343    $51,186
Total assets............................................  34,860     72,703
Shareholders' equity....................................  28,665     66,508

--------
(1) Consolidated statement of operations data from the years ended December 31, 1992 and 1993 have been derived from unaudited financial statements of the Company.
(2) Under various commercialization agreements, the Company has recognized contract revenues from non-refundable fees or milestone payments in support of its research and development efforts. The Company does not anticipate significant contract revenues in future periods.

(3) Prior to this offering, the Company was included in Centocor's consolidated federal income tax returns. As a result of the consolidated group's federal net operating losses and tax credits, no taxes were payable. The benefit derived by the Company from inclusion in Centocor's consolidated tax return has been reflected as a contribution to capital. The provision for income taxes has been determined on the basis that, for the periods presented, the Company filed tax returns as a separate company rather than as a member of Centocor's consolidated tax group. See "Relationship with Centocor, Inc.-- Tax Sharing Agreement."

(4) Calculated on a pro forma basis for this offering based on 2,900,000 shares of Class A Common Stock and 7,100,000 shares of Class B Common Stock outstanding.

(5) As adjusted to give effect to the sale of 2,900,000 shares of Class A Common Stock offered by the Company in this offering at an assumed public offering price of $14.00 per share (the midpoint of the range set forth on the cover of this Prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Class A Common Stock offered hereby. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's business strategy, product development plans and objectives, future operations and future industry conditions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be met. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed below and elsewhere in this Prospectus.

INITIAL DEPENDENCE OF THE COMPANY ON MATURE PRODUCTS

  The Company's present business consists primarily of IVD tests, components and reagents that were developed and commercialized in the 1980's. Three of these products (CA 15-3 (breast cancer), CA 19-9 (pancreatic cancer), CA 125 II (ovarian cancer)) accounted for more than 85% of the Company's revenues in 1996. While these products have significant product market positions and enjoy relatively high levels of profitability, the Company believes that any expansion of product sales from these products will be modest. In recent years, the Company has experienced a change in its IVD test product mix from completed kits to components for automated systems and bulk reagent sales. This product shift, which is expected to continue for the next few years, has resulted in average unit price declines in excess of volume growth. See "Business--Oncology Diagnostics Business." If this product shift continues, and is not offset by increases in volume growth, revenues and net income for the Company's oncology products may be reduced. In addition, there can be no assurance that competition will not erode the Company's market position for oncology products in the future, potentially reducing revenue and net income.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT FOR ENHANCED GROWTH AND PROFITABILITY

  The Company is dependent on the successful development and commercialization of new products, particularly the P-selectin Profile, in order for the Company to realize future revenue growth and profitability. There can be no assurance that any new products will be successfully developed and commercialized on a timely basis, if at all. Even if successfully developed and commercialized, there is no assurance that market penetration will be obtained at a level necessary for the Company to maintain profitability. The successful commercialization of the P-selectin Profile is dependent upon the modification of existing diagnostic technologies by the Company and existing instrumentation technologies by Biometric, which may not be successfully completed. Because chest pain management is highly protocol driven, the successful commercialization of the P-selectin Profile will also be highly dependent upon its inclusion in the U.S. national "Best Practices" chest pain management protocol promulgated by the American Heart Association ("AHA") and the American College of Cardiology ("ACC"). This will require the Company to demonstrate that the P-selectin Profile and the POC instrument system are cost-effective, accurate and rapid diagnostic tests for chest pain patients. There can be no assurance that the P-selectin Profile will be included in the U.S. national "Best Practices" chest pain management protocol. In addition, there can be no assurance that any regulatory approvals or clearances necessary for the marketing of the P-selectin Profile will be obtained, or if obtained, will be on the time schedule that the Company is currently anticipating. Failure to receive regulatory approval or clearance, or substantial delay in regulatory approval or clearance, will significantly impact the Company's expected revenues from the P-selectin Profile and its ability to maintain profitability. The Company's cost of conducting clinical trials in connection with the development of the P-selectin Profile could increase from the present estimated amounts if Centocor's Gusto IV Trial is terminated early and the Company decides to continue its portion of the trial or to begin a new trial completely at its own cost.

DEPENDENCE ON THIRD PARTIES

  In connection with the development and commercialization of the P-selectin Profile, the Company has entered into an agreement with Biometric pursuant to which Biometric is developing a POC instrument system based on Biometric's existing instrument platform. The successful development of the POC instrument system is essential to the successful commercialization of the P-selectin Profile. There can be no assurance that Biometric will successfully develop the POC instrument system or that, in the event Biometric is unsuccessful, the Company will be able to develop, either independently or with third parties, an alternative POC instrument system.

  The Company focuses its internal technical resources on the development of new products, while outsourcing much of its basic research activities with third parties, particularly from academic and medical research sources. Historically, this has provided the Company with access to a variety of new technology options, while allowing the Company to focus its limited resources on those opportunities that the Company believes will have the highest likelihood for success. The Company must compete with numerous other third parties who seek access to these same research sources, many of whom have significantly more resources to fund sponsored research and advisory relationships with those institutions and individuals whose research is of most interest to the Company. While the Company believes it has good relationships with the individuals and centers of research who conduct research on behalf of the Company, there can be no assurance that these sources will continue to be available to it, or that competition will not make the cost of access to these sources prohibitively expensive. Also, the Company cannot be assured that new centers of important research capability with which it has no relationships will not emerge that will result in the Company not having access to innovative research that may be available to its competitors. In either case, the result could have a materially adverse impact upon the Company.

CUSTOMER CONCENTRATION

  Substantially all of the Company's current revenues are generated by the sale of the Company's IVD tests, components and reagents to a limited number of distributors and automated instrument partners. Therefore, the level of the Company's revenues is dependent, in part, upon the level of effort and success of its distributors and automated instrument partners marketing and selling the Company's IVD products to end users. The Company's distributors and automated instrument partners may also compete with the Company. Although the Company believes its distributors and automated instrument partners have an economic incentive to succeed in performing their marketing and selling activities, the amount and timing of resources that they devote to these activities is not within the control of the Company. There can be no assurance that such parties will perform as expected or that any revenue will be derived from such arrangements. If any of the Company's distributors or automated instrument partners fails to perform as expected, and the Company is unable to distribute the products directly to end users, it is likely that revenues would decline. Even if the Company is able to replace a distributor or adapt its IVD tests for use on another automated instrument partner's instrument, there is no assurance that such arrangement would be on terms and conditions as advantageous to the Company as the prior arrangements. During 1996, approximately 70% of the Company's sales were received from four distributors or automated instrument partners as follows: 25% to TFB, Inc., 19% to Boehringer Mannheim GmbH, 14% to Abbott Laboratories and 12% to CIS bio International. During the first nine months of 1997, approximately 66% of the Company's sales were received from four distributors or automated instrument partners as follows: 25% to TFB, Inc., 18% to Boehringer Mannheim GmbH, 16% to Abbott Laboratories and 7% to CIS bio International.

GOVERNMENT REGULATION; NO ASSURANCE OF OBTAINING REGULATORY APPROVALS

  The testing, manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the U.S. Food and Drug Administration (the "FDA") and corresponding state and foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. The Company will not be able to commence marketing or commercial sales in the U.S. of any new product under development until it receives clearance or approval from the FDA, which can be a lengthy, expensive and uncertain process. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  Any device manufactured or distributed by the Company pursuant to FDA clearance or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Before a new device can be introduced in the market, the manufacturer must generally obtain FDA clearance of a 510(k) notification or FDA approval of a pre-market approval ("PMA") application. The PMA approval process is more expensive, uncertain and lengthy than the 510(k) clearance process. The Company is uncertain of the regulatory path to market that the FDA will ultimately apply to the Company's products currently in development, including the P-selectin Profile and the related POC instrument system. There can be no assurance that with respect to any of the Company's products in development, the FDA will not determine that the Company must adhere to the more costly, lengthy and uncertain PMA approval process. Modifications to a device that is the subject of an approved PMA application, its labeling or manufacturing process may require approval by the FDA of a PMA supplement or a new PMA application. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.

  There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances for its products on a timely basis, if at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company.

  Before the manufacturer of a device can submit the device for FDA clearance or approval, it generally must conduct a clinical investigation of the device. Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, clinical investigations of IVD tests, such as all of the Company's oncology products and certain products under development, including the P-selection Profile, are exempt from the IDE requirements, including the need to obtain the FDA's prior approval, provided the testing is noninvasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject, and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, the IVD tests must be labeled for research use only ("RUO") or investigational use only ("IUO"), and distribution controls must be established to assure the IVD tests distributed for research or clinical investigation are used only for those purposes.

  Manufacturers of medical devices for marketing in the U.S. are required to adhere to applicable regulations setting forth detailed current Quality System Regulation ("QSR") requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a manufacturer report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and would be likely to cause or contribute to a death or serious injury upon recurrence. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

  The Company is subject to routine inspection by the FDA and certain state agencies for compliance with QSR requirements and other applicable regulations. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that such laws and regulations will not have a material adverse effect upon the Company.

  The use of the Company's products is also affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA") and related federal and state regulations that provide for regulation of laboratory testing. The scope of these regulations includes quality control, proficiency testing, personnel standards and federal inspections. CLIA categorizes tests as "waived," "moderately complex" or "highly complex," on the basis of specific criteria. There can be no assurance that any future amendment of CLIA or the promulgation of additional regulations impacting laboratory testing would not have a material adverse effect on the Company.

UNCERTAINTY OF ADDITIONAL FUNDING REQUIREMENTS; OPERATING LOSSES

  While the Company believes that its available cash, anticipated cash from operations and funds from its existing credit agreements with Centocor, together with the proceeds from this offering, will be sufficient to satisfy its funding needs for the foreseeable future, there can be no assurance the Company will not require additional capital. The Company anticipates that it will incur operating losses in 1998 and 1999 as a result of increased spending on research and development and the expected initiation of commercialization expenditures related to the Company's P-selectin Profile. The Company's future liquidity and capital requirements are dependent on several factors. These include the financial performance of its existing IVD tests, components and reagents, the cost and timing of the development, clinical trial, regulatory approval and commercialization of its new products, in particular the P-selectin Profile, and the terms and conditions of possible joint ventures and technology licensing and development arrangements required for its new products. If, for any reason, the Company's working capital and capital expenditure requirements are greater than expected, additional financing may be required by the Company. If the Company has insufficient funds to meet its capital needs, it will be necessary to obtain funding from third parties, which may not be available when needed or on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTIES REGARDING HEALTH CARE REIMBURSEMENT AND REFORM

  The Company's ability to commercialize products successfully may depend in part on the extent to which reimbursement for the costs of such products will be available from governmental health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in developing new products. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products, and by refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval or clearance. Recent initiatives to reduce governmental deficits in the U.S. and elsewhere and to reform health care delivery are increasing these cost containment efforts. As managed care organizations continue to expand as a means of containing health care costs, the Company believes there may be attempts by such organizations to restrict the use of, or delay authorization to use, new products, such as those being developed by the Company, pending completion of cost/benefit analyses of such products by those managed care organizations. If adequate coverage and reimbursement levels are not provided by government and other third party payors for uses of the Company's products, the market acceptance of these products would be adversely affected.

RAPID TECHNOLOGICAL CHANGE

  A fundamental aspect of the market in which the Company competes is the ability to develop and introduce new technology. The history of the IVD test business has been one of rapid technological change. The Company believes that this dynamic will continue to be a critical factor in future success, subject to the new additional factors of disease management: health economics and clinical outcome performance. The range of new technology applications is becoming increasingly broad, encompassing new disease markers (immunoassay, cellular and DNA-based), instrumentation, algorithms and information systems. The Company cannot assure that new competitors, whether from academic programs, other health care competitors, or from unrelated markets, will not be successful in developing new technologies that will make the Company's products obsolete or non-competitive in the future.

COMPETITION

  The oncology IVD test market in which the Company competes is highly competitive. The Company's competitors include a broad array of health care companies that develop and manufacture diagnostic tests and instrumentation for research, clinical and hospital-based laboratories. Many of these competitors are multinational, multi-billion dollar companies, all of whom have substantially greater financial, marketing, distribution, manufacturing and technical resources than the Company. There can be no assurance that the activities of others will not render the Company's products obsolete or uncompetitive. The cardiovascular IVD market, likewise, is dominated by the same large diagnostic companies. While these companies do not currently have a significant presence in the hospital emergency department segment of the market, they have the resources necessary to rapidly develop and commercialize a product competitive with the P-selectin Profile and enter this segment. See "Business--Competition."

RELATIONSHIP WITH CENTOCOR

  Upon completion of this offering, Centocor will own 100% of the Company's outstanding Class B Common Stock, which will represent 71.0% of the outstanding Common Stock of the Company (approximately 68.0% if the Underwriters' over-allotment option is exercised in full) and approximately 96.1% of the combined voting power of the Company's outstanding Common Stock (approximately 95.5% if the Underwriters' over-allotment option is exercised in full). As a result, Centocor will be able to effectively control all matters requiring approval by the shareholders of the Company, including the election of the Board of Directors and preventing a change in control of the Company. The Class B Common Stock is convertible into Class A Common Stock, subject to certain limitations set forth in the Company's Amended and Restated Articles of Incorporation. See "Description of Capital Stock." Centocor has no agreement with the Company not to sell or distribute its shares of the Company's Common Stock and, except for the restrictions in the Underwriting Agreement set forth below, there can be no assurance that Centocor will maintain its ownership of the Company's Class B Common Stock. Pursuant to the Underwriting Agreement, Centocor has agreed, subject to certain exceptions, not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by it for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters."

  Centocor must beneficially own at least 80% of the total combined voting power of all classes of the Company's stock entitled to vote and at least 80% of the total number of shares of each class of nonvoting stock in order to be able to effect a tax-free spin-off of the Company under section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Because Centocor may seek to maintain its beneficial ownership percentage of the Company for tax planning purposes or otherwise and may not desire to acquire additional shares of Common Stock in connection with a future issuance of shares by the Company, the Company may be constrained in its ability to raise equity capital in the future or to issue Common Stock or other equity securities in connection with acquisitions. See "Relationship with Centocor, Inc."

  The Code generally requires beneficial ownership by Centocor of at least 80% of the total voting power and value of the outstanding stock of the Company in order to include the Company as a member of the Centocor consolidated group for federal income tax purposes. Upon completion of this offering, Centocor will own less than 80% of the value of the outstanding stock of the Company, and, therefore, the Company will no longer be included as a member of the consolidated group for federal income tax purposes. For periods beginning after the offering, the Company will be required to file separate tax returns for federal income tax purposes and will no longer be able to use the net operating losses of Centocor to offset its federal income tax liabilities. The Company entered into a tax sharing agreement ("Tax Sharing Agreement") with Centocor effective as of August 22, 1997, which provides the methodology of determining the financial consequences between the two parties and their subsidiaries resulting from the filing by Centocor of a consolidated federal income tax return and state consolidated, combined and unitary returns. For the period of time that the Company is a member of Centocor's consolidated group for federal income tax purposes or is a member of Centocor's consolidated, combined or unitary group for state or local tax purposes and with respect to returns in which the Company and Centocor file jointly, Centocor will effectively control virtually all of the Company's tax decisions by virtue of the terms of the Tax Sharing Agreement. With respect to such time period, Centocor will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file federal, certain state and local returns on behalf of the Company and to calculate the amount of the Company's liability to Centocor under the Tax Sharing Agreement. Additionally, with respect to such time period and returns, Centocor may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Centocor and detrimental to the Company. The Tax Sharing Agreement also provides for additional rights and responsibilities of Centocor and the Company after the Company ceases to be a member of the Centocor consolidated group as a result of the offering. Centocor has the right to require the Company to join Centocor in making certain tax elections that may be beneficial to Centocor but detrimental to the Company, provided that Centocor pays the Company an amount to be agreed to by Centocor and the Company at the time of any such election. In addition, the Company covenants that it will not change any tax election or accounting method, amend any tax return or take any tax position that may be detrimental to Centocor without Centocor's consent.

  Each company that is a member of a consolidated group for federal income tax purposes in any year is severally liable for the entire federal income tax liability of each other member of the consolidated group for such year. Accordingly, during the period in which the Company is included as a member of Centocor's consolidated group, the Company could be liable for the entire amount of the group's tax liability if such liability or tax is incurred, and not discharged, by any other members of Centocor's consolidated group. Since its formation, the Company has been included as a member of Centocor's consolidated group for federal income tax purposes. Upon completion of the offering, the Company will no longer be included as a member of Centocor's consolidated group. See "Relationship with Centocor, Inc.--Tax Sharing Agreement."

  Prior to the completion of the offering, Centocor and the Company will enter into certain intercompany agreements, including an agreement pursuant to which Centocor will provide various corporate services to the Company that may be material to the conduct of the Company's business (the "Services Agreement"). With respect to matters covered by the Services Agreement, the relationship between Centocor and the Company is intended to continue in a manner generally consistent with past practices. Because the Company is currently a wholly owned subsidiary of Centocor, none of the intercompany agreements will result from arm's-length negotiations. These agreements may include terms and conditions that may be more or less favorable to the Company than terms contained in similar agreements negotiated with third parties.

  Various conflicts of interest between the Company and Centocor could arise following the completion of this offering, and persons serving as directors, officers and employees of both the Company and Centocor may have conflicting duties to each. Dominic J. Caruso and George D. Hobbs, directors of the Company, are also employees and officers of Centocor. Ownership interests of directors or officers of the Company in the common stock of Centocor could also create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and Centocor. In addition, for financial reporting purposes, the Company's financial results will be included in Centocor's consolidated financial statements. The members of the Board of Directors of the Company who are affiliated with Centocor will consider not only the short-term and long-term impact of financial and operating decisions on the Company, but also the impact of such decisions on Centocor's consolidated financial results. In some instances, the impact of such decisions could be disadvantageous to the Company while advantageous to Centocor.

LIMITED HISTORY AS A STAND-ALONE CORPORATION; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

  Prior to August 1997, the Company operated as part of a division of Centocor and has a limited history operating as a stand-alone corporation. As a stand-alone corporation, Centocor has no obligation to provide assistance to the Company or any of its subsidiaries except pursuant to certain intercompany agreements as described in "Relationship with Centocor, Inc." Significant management assumptions were made in allocating costs from Centocor in order to present the Company's financial statements. Although management of the Company believes that such costs have been reasonably allocated, the financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. The financial information included herein does not reflect changes that may occur in the funding and operations of the Company as a result of this offering, some of which may be significant. See "Relationship with Centocor, Inc.," "Selected Consolidated Financial Data," including the discussion of the assumptions reflected therein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PATENTS AND LICENSING ARRANGEMENTS

  Products currently being marketed, developed or considered for development by the Company are in the area of biotechnology, an area in which there are extensive patent filings. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications owned or licensed by the Company will result in patents being issued or that, if issued, such patents will afford protection against competitors with similar technology. In addition, there can be no assurance that products covered by such patents, or any other products developed by the Company or subject to licenses acquired by the Company, will not be covered by third party patents, in which case continued development and marketing of such products would require a license under such patents. There can be no assurance that, if a license is required, it would be available at all or on terms acceptable to the Company or its licensees.

  Other entities may have filed applications for or have been issued patents and may obtain additional patents to which the Company may need to acquire rights. The Company is not aware, however, of any such patent applications or issued patents. The extent to which Centocor Diagnostics may need to obtain rights to any such patents or to contest their scope of validity will depend on final product formulation and other factors. The ability to license any such patents and the likelihood of successfully contesting the scope of validity of such patents are uncertain and the costs associated therewith may be significant. If the Company is required to acquire rights to valid and enforceable patents but cannot do so at a reasonable cost, the Company's ability to manufacture or market its products in the country of issuance of any such patent may be materially adversely affected.

  There has been substantial litigation regarding patent and other intellec-tual property rights in the biotechnology industry. Litigation may be neces-sary to enforce certain intellectual property rights of the Company. Any such litigation could result in substantial cost to and diversion of effort by the Company, and there can be no assurance that the Company would be successful in any such litigation.

POTENTIAL QUARTERLY FLUCTUATIONS IN FUTURE OPERATING RESULTS

  The Company has not yet completed a full quarter as a stand-alone corporation. There can be no assurance that the Company will achieve profitability on a quarterly or annual basis in the future. The Company believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, including whether and when new products are successfully developed and introduced by the Company, market acceptance of current or new products, regulatory delays, product recalls, manufacturing delays, shipment problems, seasonal customer demand, the timing of significant orders, the timing of contract revenues, changes in reimbursement policies, competitive pressures on average selling prices, currency fluctuations, changes in the mix of products sold and patent conflicts. Operating results would also be adversely affected by a downturn in the market for the Company's current and future products, if any, order cancellations or order rescheduling. Because the Company is continuing to increase its operating expenses for personnel and new product development, the Company's operating results would be adversely affected if its sales did not correspondingly increase or if its product development efforts are unsuccessful or subject to delays.

EXPOSURE TO CURRENCY FLUCTUATIONS

  In 1996, approximately 29% of the Company's sales were subject to foreign currency fluctuations as a result of conversion provisions set forth in the respective agreements to determine payment amounts owed to the Company. The conversion provisions generally provide that sales in foreign currencies are converted to U.S. dollars periodically based upon an exchange rate which is published or announced by a financial publication or institution, as set forth in the respective agreement. Currency fluctuations may cause reported sales to fluctuate from period to period regardless of the fluctuation in the volume of such sales in foreign currencies. As a result, the Company's operating results are subject to currency fluctuations. The Company does not currently engage in any foreign currency hedging activities.

PRODUCT LIABILITY

  The testing and marketing of diagnostic products entail an inherent risk of product liability. In addition to its current product offerings, the Company expects to market new cardiovascular diagnostic products, including the P-selectin Profile, for use in the emergency department of hospitals, which may increase the risk of product liability claims against the Company, as there has been significant litigation in the area of emergency medicine. In addition, there can be no assurance that the Company will not experience an increase in product liability claims to the extent the Company's product mix shifts from products that solely monitor the progression of disease to products that screen for diseases. Centocor Diagnostics maintains limited product liability insurance coverage. The Company may be materially adversely affected by a successful product liability claim in excess of any insurance coverage. There can be no assurance that product liability insurance coverage will continue to be available to the Company in the future on reasonable terms or at all.

SKILLED PERSONNEL

  The Company's success will depend, in large part, on the Company's continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract or retain such personnel in the future.

LACK OF PRIOR PUBLIC MARKET AND POSSIBLE STOCK PRICE VOLATILITY

  Prior to the offering, there has been no public market for the shares of Class A Common Stock of the Company, and there can be no assurance that an active public market for the shares of Class A Common Stock will develop or be sustained or that the market price for the Class A Common Stock will not decline below the public offering price set forth on the cover page of this Prospectus. Securities markets in general, and new public offerings in particular, have from time to time experienced significant fluctuations in price and traded volumes unrelated to the operating performance of individual companies. Biotechnology companies have in the past been, and may in the future be, especially susceptible to highly volatile market price fluctuations. Announcements concerning the Company's or its competitors' products, technical innovations, operating results, clinical investigation results or regulatory developments, as well as reimbursement policy changes, health care industry news and general economic conditions and other external factors may have a significant impact on the market price of the Class A Common Stock. See "Underwriters--Price of the Offering."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Class A Common Stock in the public market, whether by purchasers in the offering or other shareholders of the Company, or the perception that such sales could occur, may materially and adversely affect the market price of the Class A Common Stock. Upon completion of the offering, the shares of Class A Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than executive officers and directors of Centocor or the Company.

  Upon completion of the offering, Centocor will own 100.0% of the Company's outstanding Class B Common Stock, which will represent 71.0% of the outstanding Common Stock of the Company (approximately 68.0% if the Underwriters' over-allotment option is exercised in full). Centocor and the Company have agreed pursuant to an underwriting agreement, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, without the prior written consent of Morgan Stanley & Co. Incorporated, for a period of 180 days after the date of this Prospectus. Following such period, Centocor (following conversion of the Class B Common Stock it owns to shares of Class A Common Stock) may sell such shares only pursuant to the requirements of Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act. A decision by Centocor to sell such shares following the 180-day lock-up period could materially and adversely affect the market price of the Class A Common Stock. The

Company and Centocor have entered into a registration rights agreement, which requires the Company to effect registration under the Securities Act covering some or all of the shares of Class A Common Stock to be owned by Centocor upon conversion of the Class B Common Stock owned by Centocor and any other shares of Class A Common Stock otherwise acquired by Centocor, subject to certain terms and conditions. The Company intends to register a total of 1,500,000 shares of Class A Common Stock reserved for issuance under its Stock Option Plans as soon as practicable following the date of this Prospectus. None of such options are exerciseable prior to one year from the date of the grant of such options. See "Relationship with Centocor, Inc.," "Description of Capital Stock" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECTS OF CERTAIN ARTICLES OF INCORPORATION AND BYLAW
PROVISIONS

  The holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share. Holders of Class A Common Stock and Class B Common Stock generally vote together as a single class. The Class B Common Stock held by Centocor is convertible into Class A Common Stock under certain conditions set forth in the Company's Amended and Restated Articles of Incorporation. See "Description of Capital Stock."

  Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 15,000,000 shares of capital stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares, without any further vote or action by the Company's shareholders. Such charter provisions could have the effect of delaying or preventing a change of control of the Company. The rights of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any capital stock that may be issued in the future. The issuance of any such shares of capital stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue any shares of such capital stock.

  The Company's Articles of Incorporation, as amended and restated, or Bylaws, as applicable, among other things (i) provide that the number of directors will determined from time to time by the Board of Directors through a resolution adopted by a majority of the Board of Directors, (ii) permit vacancies on the Board of Directors that may occur between annual meetings and newly created seats to be filled only by the Board of Directors and not by the shareholders, (iii) do not permit the shareholders to call special meetings of shareholders, (iv) provide that the Board of Directors, without action by the shareholders, may issue and fix the rights and preferences of shares of new classes or series of the Company's capital stock, and (v) permit shareholder action, without a meeting, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote on such action were present and voting without prior notice to the remaining shareholders. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting or other rights of the holders of, the Common Stock. See "Description of Capital Stock."

DILUTION

  Based upon the initial public offering price per share of $14.00 (and assuming no exercise of the Underwriters' over-allotment option), the Company's net tangible book value per share of Common Stock as of September 30, 1997, would have been $6.30. This represents an immediate increase in net tangible book value of $2.75 per share to the existing shareholder and an immediate dilution of $7.70 per share to purchasers of the Class A Common Stock in the offering. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Class A Common Stock offered hereby are estimated to be approximately $37.8 million ($43.6 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $14.00 per share (the midpoint of the range set forth on the cover page of this Prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. Approximately $20.0 million of the net proceeds from this offering will be utilized through 2002 for capital expenditures related primarily to the cardiovascular diagnostic program, with the balance used for working capital, product research and development and other corporate purposes, which may include expenses associated with the expansion of sales and marketing activities, property, plant and equipment and for general corporate purposes. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company does not anticipate declaring or paying any cash dividends in the foreseeable future and intends to retain its earnings, if any, for the development and expansion of its business operations. In 1994, 1995 and 1996, and in the first nine months of 1997, the Company distributed to Centocor $12.4 million, $11.0 million, $12.8 million and $1.0 million, respectively.

                                CAPITALIZATION

  The following table sets forth the consolidated cash balance and capitalization of the Company at September 30, 1997 and as adjusted to give effect to the sale of the shares of Class A Common Stock in this offering (at an assumed offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses) and the conversion of all of the outstanding shares of Common Stock into 7,100,000 shares of Class B Common Stock.

                                                             SEPTEMBER 30, 1997
                                                             -------------------
                                                             ACTUAL  AS ADJUSTED
                                                             ------- -----------
                                                               (IN THOUSANDS)
Cash.......................................................  $ 3,670   $41,513
                                                             =======   =======
Common Stock, $.01 par value, 50,000,000 shares authorized,
 12,000,000 issued and outstanding, actual.................  $   120   $   --
Common Stock, no par value, 15,000,000 shares authorized,
 none issued and outstanding, as adjusted..................      --        --
Class A Common Stock, $.01 par value, 25,000,000 shares
 authorized, 2,900,000 issued and outstanding, as adjusted.      --         29
Class B Common Stock, $.01 par value, 10,000,000 shares
 authorized, 7,100,000 issued and outstanding, as adjusted.      --         71
Additional paid in capital.................................   18,398    56,261
Unrealized gain on marketable security.....................    9,218     9,218
Retained earnings..........................................      929       929
                                                             -------   -------
 Total shareholders' equity................................  $28,665   $66,508
                                                             -------   -------
 Total capitalization......................................  $28,665   $66,508
                                                             =======   =======

                                   DILUTION

  The net tangible book value of the Company at September 30, 1997 was $25,189,000, or $3.55 per share of Common Stock (after giving effect to the conversion of all of the outstanding shares of Common Stock into 7,100,000 shares of Class B Common Stock). Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the proposed sale by the Company of 2,900,000 shares of Class A Common Stock in this offering at an assumed offering price of $14.00 per share (calculated after deduction of estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Common Stock at September 30, 1997 would have been $63,032,000, or $6.30 per share. This represents an immediate increase in net tangible book value of $2.75 per share to existing shareholders and an immediate dilution in net tangible book value of $7.70 per share to the purchasers of the Class A Common Stock in the offering.

  The following table illustrates the calculation of the per share dilution described above:

Assumed offering price per share..................................        $14.00
Net tangible book value per share prior to the offering...........  $3.55
Increase in net tangible book value per share attributable to new
 investors........................................................   2.75
                                                                    -----
Pro forma net tangible book value per share after giving effect to
 the offering.....................................................          6.30
                                                                          ------
Dilution per share to new investors in the offering(1)............        $ 7.70
                                                                          ======

--------

(1) Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after giving effect to the offering from the initial public offering price per share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The Consolidated Statement of Operations Data for each of the years ended December 31, 1992 and 1993 and for each of the nine-month periods ended September 30, 1996 and 1997, and the Consolidated Balance Sheet Data as of December 31, 1992, 1993 and 1994 and September 30, 1997 have been derived from unaudited consolidated financial statements and include all adjustments the Company considers necessary for a fair presentation of such financial information for these periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The Consolidated Statement of Operations Data for each of the years in the three-year period ended December 31, 1996 and the Consolidated Balance Sheet Data as of December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. Significant management assumptions were made in allocating costs from Centocor in order to present the Company's financial statements. Although management of the Company believes that such costs have been reasonably allocated, the financial information included herein may not necessarily reflect the results of operations and financial position of the Company in the future or what the results of operations and financial position would have been had the Company been a separate, stand-alone entity during the periods presented. The selected consolidated financial data presented below should be read in conjunction with the Company's audited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                         --------------------------------------- -----------------
                          1992    1993    1994    1995    1996     1996     1997
                         ------- ------- ------- ------- ------- -------- --------
                                                                    (UNAUDITED)
CONSOLIDATED
STATEMENT OF OPERATIONS
DATA:
Revenues:
 Sales.................. $40,061 $42,386 $36,325 $40,208 $37,611 $ 28,574 $ 24,191
 Contracts(1)...........     990     786     808   2,040   2,481    1,103    3,446
                         ------- ------- ------- ------- ------- -------- --------
 Total revenues.........  41,051  43,172  37,133  42,248  40,092   29,677   27,637
Costs and expenses:
 Cost of sales..........  14,266  12,369  12,505  13,479  13,458   10,329    8,221
 Research and
  development...........   5,409   5,354   6,531   5,336   7,758    5,446    5,737
 Marketing, general and
  administrative........  11,710  12,213   9,961  10,356  10,162    7,506    8,773
                         ------- ------- ------- ------- ------- -------- --------
Total costs and
 expenses...............  31,385  29,936  28,997  29,171  31,378   23,281   22,731
                         ------- ------- ------- ------- ------- -------- --------
Income before income
 taxes..................   9,666  13,236   8,136  13,077   8,714    6,396    4,906
Provision for income
 taxes(2)...............   4,070   5,688   3,487   5,392   3,464    2,635    2,031
                         ------- ------- ------- ------- ------- -------- --------
Net income.............. $ 5,596 $ 7,548 $ 4,649 $ 7,685 $ 5,250 $  3,761 $  2,875
                         ======= ======= ======= ======= ======= ======== ========
PRO FORMA DATA(3):
Earnings per share......                                 $  0.53          $   0.29
                                                         =======          ========
Shares outstanding......                                  10,000            10,000

                                        DECEMBER 31,
                            ------------------------------------- SEPTEMBER 30,
                             1992    1993    1994   1995    1996      1997
                            ------- ------- ------ ------- ------ -------------
                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET
 DATA:
Working capital...........  $11,854 $11,740 $9,160 $10,750 $7,684    $13,343
Total assets..............   18,976  21,375 16,805  19,102 17,295     34,860
Shareholders' equity......   16,311  17,647 13,388  15,379 13,064     28,665

--------
(1) Under various commercialization agreements, the Company has recognized contract revenues from non-refundable fees or milestone payments in support of its research and development efforts. The Company does not anticipate significant contract revenues in future periods.

(2) Prior to this offering, the Company was included in Centocor's consolidated federal income tax returns. As a result of the consolidated group's federal net operating losses and tax credits, no taxes were payable. The benefit derived by the Company from inclusion in Centocor's consolidated tax return has been reflected as a contribution to capital. The provision for income taxes has been determined on the basis that, for the periods presented, the Company filed tax returns as a separate company rather than as a member of Centocor's consolidated tax group. See "Relationship with Centocor, Inc.--Tax Sharing Agreement."

(3) Calculated on a pro forma basis for this offering based on 2,900,000 shares of Class A Common Stock and 7,100,000 shares of Class B Common Stock outstanding.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  Investors are cautioned that forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors that may affect the Company's business prospects.

OVERVIEW

  Centocor Diagnostics develops, manufactures and sells diagnostic human health care products based primarily upon monoclonal antibody technologies. The Company's products and product candidates focus on disease categories with large market potential, primarily in oncology and cardiovascular diseases. The Company is a leading provider of in vitro (outside the body) diagnostic ("IVD") tests, components and reagents to monitor the efficacy of cancer therapies, primarily in patients with breast, ovarian and pancreatic cancer. The Company sells its IVD products in three formats: (i) completed kits ("Kits"), (ii) components for automated systems ("Components") and (iii) bulk reagents for kits ("Reagents").

  Prior to the formation of the Company, the business and operations currently conducted by the Company were operated as part of a division of Centocor, a Pennsylvania corporation formed in 1979. Significant management assumptions were made in allocating costs from Centocor in order to present the Company's financial statements. Although management of the Company believes that such costs have been reasonably allocated, the financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial positions and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented.

  The Company recently received marketing clearance for its CA 15-3 (breast cancer) Kits in the U.S. and anticipates seeking marketing clearance of its CA 19-9 (pancreatic cancer) Kits in the U.S. Additional marketing clearance will be necessary prior to commercialization in the U.S. by the Company's automated instrument partners of IVD tests incorporating the Company's Components or Reagents, including CA 125 II, CA 15-3 and CA 19-9.

  The Company's sales and gross profits are impacted by the mix of products sold, pricing levels and foreign currency fluctuations. The Company's sales and gross profit declined in 1996 compared to 1995, principally due to lower average unit sales prices from a shift in the Company's product mix from Kits to Components and Reagents. In 1996, more than 50% of the Company's sales revenues were generated by sales of Kits. The Company receives higher average unit sales prices on Kits as compared to Components and Reagents. Furthermore, while the gross margin percentage for Kits are slightly higher than for Components, they are significantly lower than for Reagents. The Company expects that this shift in product mix will continue over the next few years. However, the Company believes that the shift in product mix will be offset, at least in part, by increases in volume growth for these products, especially as products incorporating the Company's IVD tests receive further regulatory approval worldwide.

  In 1996, approximately 29% of the Company's sales were subject to foreign currency fluctuations as a result of conversion provisions set forth in the respective agreements to determine payment amounts owed to the Company. The conversion provisions generally provide that sales in foreign currencies are converted to U.S. dollars periodically based upon an exchange rate which is published or announced by a financial publication or institution, as set forth in the respective agreement. Currency fluctuations may cause reported sales to fluctuate from period to period regardless of the fluctuation in the volume of such sales in foreign currencies. As a result, the Company's operating results are subject to currency fluctuations. Foreign currency fluctuations reduced sales by approximately 3% for the nine-month period ending September 30, 1997 compared to the same period in 1996. The Company does not currently engage in any foreign currency hedging activities.

  The Company intends to pursue growth through the introduction of novel diagnostic products that address large markets with unmet clinical and economic needs. The Company believes that the P-selectin Profile fulfills these criteria. See "Business--Cardiovascular Diagnostics." The level of future sales of diagnostic products, particularly the P-selectin Profile, will be dependent upon several factors including, but not limited to, the development of instrumentation technology by Biometric, the timing and extent of future regulatory approvals of the Company's products, approval and commercialization of competitive products and ultimately the degree of acceptance of the Company's products in the marketplace. The level of oncology diagnostic sales is also dependent upon the extent of and timing of Reagent sales to partners developing new automated instruments, as well as the mix between sales of Kits and sales of Reagents and Components to collaborative partners. The Company is currently attempting to expand its diagnostic distribution channels to include additional distributors of Kits on a non-exclusive basis, and the Company further expects that current distributors of its Kits may increase sales of their respective diagnostic tests incorporating the Company's Reagents and Components.

  The Company's operating results have been impacted by the level of contract revenues. The Company has recognized contract revenue from non-refundable fees or milestone payments in support of its research and development efforts. The level of contract revenues in future periods will depend primarily upon the extent to which the Company enters into other collaborative contractual arrangements, if any, and its achievement of milestones under current arrangements. The Company does not anticipate significant contract revenues in future periods.

  The Company has entered into agreements to support research at certain research institutions. These agreements, which grant the Company licenses and/or options to license certain technology resulting from the research, generally require the Company to pay royalties to such institutions on the sales of any products that utilize the licensed technology. Further, the Company has licenses under certain patents, patent applications and technology and pays the licensors or their licensees royalties under such agreements.

  All royalties are reflected in cost of sales as incurred. Royalty costs represent a significant percentage of cost of sales. The Company expects cash outflows related to such royalty arrangements to increase in future periods. The Company expects to invest significant amounts in future periods for the purchase of instruments and expansion of facilities. The Company's expenses related to depreciation of such equipment and facilities is expected to significantly increase in future periods. In addition, a significant amount of the Company's expenditures are paid to Centocor pursuant to the Services Agreement. See "Relationship with Centocor, Inc."

  The Company expects its research and development and sales and marketing expenses to increase significantly related to the development and commercialization of the P-selectin Profile. As a result of increased spending on research and development and the expected initiation of commercialization expenditures related to the Company's P-selectin Profile, the Company anticipates incurring operating losses in 1998 and 1999.

  Pursuant to its agreements with Biometric, the Company has made an equity investment of $2,000,000 and will make additional equity investments of up to $2,000,000 based on Biometric's successful completion of stated performance milestones. See "Business--Arrangements with Biometric Imaging." The Company's accounting treatment for this investment will consider the nature of assets acquired and their respective values.

  The Company's effective tax rate for the years ended December 31, 1994, 1995 and 1996 was 43%, 41% and 40%, respectively. For the nine-month periods ended September 30, 1996 and 1997, the Company's effective tax rate was 41%. Pursuant a Tax Sharing Agreement entered into with Centocor, for as long as the Company is a member of Centocor's consolidated group for federal income tax purposes, the Company will make no payments for its share of the consolidated group's federal income tax liability to the extent that the consolidated group's federal net operating loss and tax credit carryforwards are available to offset consolidated taxable income. To the extent that Centocor's net operating loss and tax credit carryforwards are no longer available to shelter its consolidated group's taxable income, the Company will then be required to make payments to Centocor for its portion of the consolidated group's tax liability. Although the Company has reported a provision for income taxes in all the periods presented, no tax payments were payable because Centocor's consolidated group did not generate taxable income. The benefit derived by the Company from inclusion in Centocor's consolidated tax return has been reflected as a contribution to capital. The provision for income taxes has been determined on the basis that, for the periods presented, the Company filed separate tax returns and was not a member of Centocor's consolidated tax group. In the event the Company ceases to be a member of the Centocor consolidated tax group, which is expected to occur upon the completion of the offering, the Company will be subject to the payment of income taxes as a stand-alone corporation.

 Nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Sales for the nine-month period ended September 30, 1997 were $24,191,000 as compared to $28,574,000 for the same period in 1996. This decrease was due primarily to a reduction in Reagent sales, lower Kit unit volumes and, to a lesser extent, the unfavorable impact of foreign currency fluctuations.

  Costs of sales for the nine-month period ended September 30, 1997 was $8,221,000 as compared to $10,329,000 for the same period in 1996. This decrease was due primarily to lower sales during the period. The Company's gross margins on sales was approximately 66% for the nine-month period ended September 30, 1997 as compared to approximately 64% for the same period in 1996.

  Marketing, general and administrative expenses were $8,773,000 for the nine-month period ended September 30, 1997 as compared to $7,506,000 for the same period in 1996. This increase was due primarily to increased market development expenses related to the Company's cardiovascular program. The levels of the Company's marketing, general and administrative expenses are expected to increase in future periods as compared to 1997 levels as the Company expands its market development activities in connection with new cardiovascular products and directly undertakes the promotion, marketing and sales of cardiovascular products.

 Year ended December 31, 1996 compared to year ended December 31, 1995

  Sales for the year ended December 31, 1996 were $37,611,000 as compared to $40,208,000 for the same period in 1995. This decrease was due primarily to a one-time $2,176,000 1995 stocking order of Reagents to a new customer and the reduction in the percentage of end-user sales that the Company received from the sale of Reagents in 1996 due to a change in certain exclusive arrangements to non-exclusive in an effort to allow the Company to increase its market penetration.

  Cost of sales for the year ended December 31, 1996 was $13,458,000 as compared to $13,479,000 for the same period in 1995. The Company's gross margin on sales for the year ended December 31, 1996 was approximately 64% as compared to approximately 66% for the same period in 1995.

  Research and development expenses for the year ended December 31, 1996 were $7,758,000 as compared to $5,336,000 for the same period in 1995. This increase was due primarily to increased expenditures in the clinical area for CA 15-3 (breast cancer). In addition, headcount-related expenses increased to support development of new cardiovascular products and development of the Company's cancer products on automated instruments partners' instrumentation platforms.

  Marketing, general and administrative expenses for the year ended December 31, 1996 were $10,162,000 as compared $10,356,000 for the same period in 1995.
This decrease was due to lower allocations of administrative and facility expenses to the Company, as Centocor increased its pharmaceutical-related activities.

 Year ended December 31, 1995 compared to year ended December 31, 1994

  Sales for the year ended December 31, 1995 were $40,208,000 as compared to $36,325,000 for the same period in 1994. This increase in sales was primarily due to a one-time stocking order of Reagents to a new customer and an increase in CA 15-3 sales resulting from the launch of the product on a new automated instrument with one of the Company's automated instrument partners.

  Cost of sales for the year ended December 31, 1995 was $13,479,000 as compared to $12,505,000 for the same period in 1994. This increase was primarily due to increased unit volumes sold. The Company's gross margin on sales for the years ended December 31, 1995 and 1994 was approximately 66%.

  Research and development expenses for the year ended December 31, 1995 were $5,336,000 as compared to $6,531,000 for the same period in 1994. This decrease was due primarily to lower clinical expenses for CA 15-3.

  Marketing, general and administrative expenses for the year ended December 31, 1995 were $10,356,000 as compared to $9,961,000 for the same period in 1994. This increase was primarily due to increased market development expenses for the Company's oncology products line.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1997, after giving pro forma effect to completion of the offering (at an assumed public offering price of $14.00 per share), the Company would have had cash and cash equivalents of approximately $41,513,000. For the years ended December 31, 1994, 1995 and 1996, the Company generated positive cash flow of, and distributed, $12,395,000, $10,959,000 and $12,787,000, respectively, to Centocor. For the nine months ended September 30, 1996, the Company generated positive cash flow of, and distributed, $10,105,000 to Centocor. For the nine months ended September 30, 1997, the Company distributed $1,036,000 to and received a $2,000,000 capital infusion from Centocor. The Company expects to significantly increase the level of capital expenditures for the purchase of instruments and facility expansion in connection with the development of its cardiovascular program. The Company expects that its cash reserves, including the proceeds of this offering, will be sufficient to fund operations and such capital expenditures for the foreseeable future.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share ("SFAS No. 128"). The statement replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. SFAS No. 128 also requires dual presentation of basic and diluted EPS on the face of the income statement and other reconciliations and disclosures. The Company is required to adopt SFAS No. 128 in its fiscal year ending December 31, 1997. Accordingly, the EPS presentation herein does not reflect the presentation requirements of SFAS No.
128. There is no difference between the earnings per share calculated under SFAS No. 128 and the earnings per share presented in the Company's consolidated financial statements.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company plans to adopt this accounting standard in the first quarter of fiscal 1999, as required. The adoption of this standard will not impact the Company's earnings, financial condition, or liquidity, but will require the Company to classify items of other comprehensive income in a financial statement and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet.

  In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 supersedes Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise, and establishes new standards for reporting information about operation segments in annual financial statements and requires selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for periods beginning after December 15, 1997. This statement affects reporting in financial statements only and will not impact the Company's results of operations, financial condition or long-term liquidity. The Company will adopt the standards established by this statement as required.

                                   BUSINESS

BACKGROUND

  Centocor Diagnostics develops, manufactures and sells diagnostic human health care products based primarily upon monoclonal antibody technologies. The Company's products and product candidates focus on disease categories with large market potential, primarily in oncology and cardiovascular diseases. The Company is a leading provider of in vitro (outside the body) diagnostic ("IVD") tests, components and reagents to monitor the efficacy of cancer therapies, primarily in patients with breast, ovarian or pancreatic cancer.

  The Company is currently developing a point-of-care ("POC") cardiovascular diagnostic test, the P-selectin Profile, designed to allow emergency room physicians to rapidly and accurately rule in for further treatment patients suffering Acute Coronary Syndrome ("ACS") and rule out for non-cardiac treatment or early discharge patients not suffering ACS. The test is further designed to determine whether patients suffering ACS are suffering a myocardial infarction ("heart attack"), for whom immediate treatment is critical to survival, or unstable angina ("UA"), for whom immediate or longer term treatment is warranted. A heart attack is a condition where the heart muscle is deprived of oxygen, usually due to the blockage of an artery, resulting in irreversible heart muscle damage or potentially death. UA is severe and constant pain and constriction about the heart caused by an insufficient supply of blood to the heart. Current tests for a heart attack include electrocardiograms ("ECGs"), which initially fail to diagnose one-half of heart attack cases, and cardiac enzymes, which begin to detect a heart attack only after irreversible damage to the heart muscle has occurred. Based on patient trials conducted to date, the Company believes that the P-selectin Profile offers a unique opportunity to improve the quality of care for ACS patients by complementing existing ECG and cardiac enzyme technologies and to reduce the costs of unnecessary testing and admissions for patients not suffering ACS.

  Prior to the offering, the Company was a wholly owned subsidiary of Centocor, a biopharmaceutical company with a primary focus in monoclonal antibody technology. Centocor's leading product is ReoPro, a therapeutic drug that is effective in preventing blood clotting by inhibiting the aggregation of platelets. Anticoagulation agents such as ReoPro are used in the treatment of cardiovascular diseases to prevent blood clots. The three main markets for these agents are angioplasty, UA and heart attack. ReoPro is marketed and sold in the U.S. and Europe for the reduction of acute ischemic cardiac complications in patients who are at high risk for such events following angioplasty, for all angioplasty patients and for UA patients who are not responding to current treatment. Centocor is currently performing clinical trials to expand the indications for use of ReoPro in heart attack patients.

  In connection with its development of the P-selectin Profile, the Company benefits from extensive research, development and clinical data in the cardiovascular field developed by Centocor in connection with its development of ReoPro. The Company believes that the P-selectin Profile can be utilized as an indicator of situations where ReoPro (and other platelet aggregation inhibitors to the extent they become available) and thrombolytic (clot-busting) drugs are effective as a therapeutic treatment.

INDUSTRY OVERVIEW

  IVD tests are primarily used to test patient blood samples to detect or monitor disease. There are four basic technologies that are widely used throughout the IVD industry: cell counting, clinical chemistry, microbiology and immunoassay. All of the Company's existing products, and the P-selectin Profile, are immunoassay-based tests. Such tests are performed primarily in hospital and commercial laboratories.

  Immunoassay tests, which utilize antibodies for the detection of a substance, were first developed based on technology developed in the 1960s. Although early immunoassay tests offered unprecedented levels of sensitivity, they suffered from relatively short shelf-lives, long reaction times, a need for radioactive labels to detect completed reactions and lack of consistent results among products from different suppliers. Over time, technological advancements such as the introduction of monoclonal antibodies, enzyme and fluorescent labels and various solid-phase mechanisms shortened immunoassay test reaction times, provided higher specificity and allowed development of tests with longer shelf-lives and greater consistency.

  Cardiovascular disease is the leading cause of death in the U.S. Heart attacks alone accounted for approximately 21% of all deaths in the U.S. in 1994. Current IVD cardiovascular diagnostic tools, including coagulation tests and cardiac enzyme markers, represented an approximately $1.0 billion worldwide market in 1996. The Company believes there is significant potential for growth in this area because current cardiovascular diagnostic tools are unable to diagnose the occurrence of cardiac events in a large number of patients in time for these patients to receive clinical benefit from therapeutic interventions.

  Cancer is the second leading cause of death in the U.S., accounting for approximately 24% of all deaths in 1996. The cancer segment of the worldwide IVD market was approximately $780 million in 1995. The Company does not expect this segment to grow significantly in the forseeable future. The Company's IVD products were incorporated into tests that generated approximately $150 million of sales to hospitals and laboratories in 1996. In the Company's target areas of breast, ovarian and pancreatic cancers, tests incorporating the Company's products maintained a worldwide market share ranging from 80% to 90% during 1996.

  Factors that are critical to success in the IVD industry are a company's ability to demonstrate the clinical efficacy of the diagnostic information produced by, and the cost effectiveness of utilizing, its tests. The Company believes that there is significant market potential for POC diagnostic tests, such as the P-selectin Profile, which allows for rapid, accurate results. POC testing can reduce the overall costs of health care delivery and improve patient outcomes by ensuring correct and timely decision making and avoiding unnecessary medical testing and admissions.

COMPANY STRATEGY

  The Company's strategy is to:

  Commercialize the P-selectin Profile. The Company intends to pursue growth through the introduction of novel diagnostic products that address large markets with unmet clinical and economic needs. The Company believes that the P-selectin Profile fulfills these criteria. The Company's strategy for successful introduction of the P-selectin Profile includes: (i) developing a POC instrument system to perform the P-selectin Profile in the emergency room that will allow ACS clinicians to receive rapid and accurate test results,
(ii) building a significant clinical database through a number of prospective clinical trials staged over the next three years, including Centocor's Gusto IV clinical trial of ReoPro scheduled to be initiated in 1998, to confirm the performance of the P-selectin Profile and to obtain timely regulatory approval from the FDA, (iii) utilizing clinical trial results and strong relationships with leading ACS physicians to facilitate the P-selectin Profile's incorporation into the U.S. national "Best Practices" chest pain management protocol and (iv) developing a direct sales force to market the P-selectin Profile and the POC instrument system in the U.S. The Company currently expects to market the P-Selectin Profile in Europe and Japan through partnering arrangements.

  Maintain a leading position in the cancer IVD test market. The Company's existing IVD tests for monitoring the efficacy of cancer therapies, especially those targeted for breast, ovarian and pancreatic cancers, enjoy strong market positions and generate positive cash flow, which the Company expects to utilize to support new initiatives such as the P-selectin Profile. The Company intends to undertake initiatives to support these products to maximize their market position and cash flow potential, including continuing to support the evolution of automated IVD systems and expanding current geographic marketing approvals.

  Continue to leverage unique relationship with Centocor. As a subsidiary of Centocor, the Company realizes significant strategic and operating benefits from a shared base of technology in monoclonal antibodies generally, and specifically in the cardiovascular and oncology areas, research and development skills and procedures, clinical trial management techniques and data, the ability to have its product candidates included in Centocor's clinical trials and common marketing activities within the same disease area that are targeted to the same decision makers and institutions. In particular, the Company believes that the opportunity for the P-selectin Profile to be included with ReoPro in a cardiovascular disease management program offers significant clinical and marketing benefits. Centocor Diagnostics is uniquely positioned to benefit from the management systems and infrastructure in place at Centocor.

CARDIOVASCULAR DIAGNOSTICS

  The Company is developing the P-selectin Profile, which it intends to incorporate into a POC instrument system designed to provide rapid, accurate test results to enable treating physicians to determine the appropriate cardiovascular care for chest pain patients.

  In the U.S., approximately 6.0 million patients enter hospital emergency departments each year complaining of chest pain. Of these, approximately 500,000 are immediately diagnosed as having a heart attack based on an ECG and undergo emergency cardiac intervention. An additional 500,000 are ultimately diagnosed as having had a heart attack based on tests that identify the presence of cardiac enzymes and additional ECGs and undergo cardiac intervention, although not before irreversible damage has occurred to the heart muscle. Approximately 1.5 million are ultimately diagnosed with UA and usually undergo long-term cardiac treatment and monitoring. The remaining 3.5 million are diagnosed as not having had a cardiac event and are treated for non-cardiac conditions or are discharged. Unfortunately, approximately 35,000 of these 3.5 million patients are sent home with an undiagnosed heart attack, and 6,000 of these patients die within 48 hours. These misdiagnoses account for approximately 20% of all malpractice settlements paid by emergency department doctors. In addition, approximately 2.1 million of these 3.5 million patients are diagnosed as not having had a cardiac event only after extensive testing and hospital stays. National statistics indicate that approximately $4.0 billion of unnecessary medical costs are spent each year on these 2.1 million non-cardiac cases.

  The U.S. national "Best Practices" chest pain management protocol promulgated by the AHA and the ACC strives to rule in chest pain patients suffering ACS and, if necessary, to initiate reperfusion efforts (restoring blood flow to the heart, whether by thrombolytic or other therapeutic drugs, balloon angioplasty, by-pass surgery or other technique) within 30 minutes of presentation to the emergency room. Under this protocol an ECG should be performed within ten minutes of presentation. Unfortunately, only 50% of patients actually suffering a heart attack are accurately diagnosed by the initial ECG screen. Suspected heart attack patients whose ECG results are inconclusive are given diagnostic tests to identify the presence of cardiac enzymes, including CK, CK-MB, myoglobin, troponin-I and troponin-T. Cardiac enzymes are markers of heart tissue death, confirming that cardiac damage has taken place. Because cardiac enzymes do not elevate to detectable levels until several hours after a heart attack, these tests are administered at three-hour intervals following initial presentation, resulting in an average of four tests being administered per patient. Although these tests cannot diagnose a heart attack until irreversible damage has occurred, approximately $250 million of these cardiac enzyme tests are ordered annually in the U.S. by physicians treating chest pain patients.

  Time is a critical factor in the treatment of heart attack patients. Within two hours of the onset of a heart attack, more than 50% of the clinical benefit possible from reperfusion is lost because permanent damage to the heart muscle tissue has occurred. Reducing the time necessary to diagnose accurately a patient suffering from a heart attack provides a significant opportunity to improve the standard of care and outcomes of those patients.

  Even if a patient is not suffering a heart attack, it is important to determine whether chest pain patients are suffering from another cardiovascular disease, such as UA or angina. UA patients have wide degrees of risk, with high-risk UA patients having the same morbidity and mortality rates after three and six months as heart attack patients. There is no test currently available to emergency room physicians that can quickly identify UA or angina patients or risk-stratify these patients to appropriate levels of care.

  To significantly improve ACS patient quality of care and outcomes, while reducing the cost to manage chest pain patients, clinicians need diagnostic information that will enable them to rapidly rule in heart attack and UA patients not identified by ECGs, rapidly rule out non-cardiac patients and avoid discharging high-risk patients.

 P-selectin Profile

  Most cardiac events result from years of plaque buildup. A rupture of this plaque exposes subendothelial cells of the blood vessels to platelets, which initiates platelet activation. As more platelets activate, they begin to aggregate, forming a hemostatic plug, or clot. As this clot grows, the heart is deprived of needed oxygen and blood flow, frequently resulting in a heart attack or UA.

  P-selectin is a protein that is exposed on the platelet membrane when platelets become activated and the expression of this protein remains elevated for up to two hours after activation. P-selectin is also shed from the platelet and becomes elevated in the blood plasma for up to twelve hours after platelet activation. After studying the predictive value of individual assays for platelet-bound and plasma-based P-selectin in more than 2,200 samples, the Company developed the P-selectin Profile, which measures the status of platelet-bound and plasma-based P-selectin, as a method of assessing platelet activation, an early indicator of ACS. The Company continues to investigate improvements to the individual assays that are used in the P-selectin Profile. In human clinical proof-of-principle studies, preliminary data indicates that the P-selectin Profile has a high predictive value for identifying patients with ACS. For the heart attack cases, the P-selectin Profile was performed when the patients presented at the emergency department and the results were compared to the eventual clinical diagnosis. Of the 32 heart attack patients enrolled to date, the P-selectin Profile was positive on 29 (91%). Of 80 normal control subjects tested, 76 (95%) were P-selectin Profile negative at presentation. The results of cardiac enzyme tests were negative on all of these patients upon presentation.

  Initially, the Company believes that the P-selectin Profile will significantly improve patient quality of care and outcomes, while reducing the cost to manage chest pain patients. Because the P-selectin Profile is designed to provide treating physicians with rapid, accurate diagnostics results to permit appropriate cardiovascular care for chest pain patients, the Company believes that the P-selectin Profile, if successfully developed, could be administered to each of the approximately 6.0 million chest pain patients who enter U.S. hospital emergency rooms each year. By providing accurate and timely diagnostic results, the P-selectin Profile will enable clinicians to
(i) rapidly rule in for treatment the 500,000 patients who are suffering a heart attack but whose initial ECG was inconclusive, and those patients who are suffering a heart attack but, because of the present lack of a reliable cardiovascular diagnostic test, are sent home, (ii) rapidly rule in for treatment the 1.5 million patients that are suffering from UA and (iii) rapidly rule out the 3.5 million patients who do not have a cardiac condition. The Company believes that the P-selectin Profile can be further developed in other areas, such as assisting clinicians in properly risk-stratifying UA patients and monitoring the utility of thrombolytic or platelet-blocking therapeutic treatments and interventions.

  The Company will concentrate on four areas for the commercialization of the P-selectin Profile: (i) development of a POC instrument system, (ii) execution of a regulatory strategy, utilizing well-designed clinical trials, for obtaining timely FDA regulatory approval, (iii) incorporation of the P-selectin Profile into the U.S. national "Best Practices" chest pain management protocol and (iv) development of a direct sales force to market the P-selectin Profile and the POC instrument system in the U.S.

  Point-of-Care Instrument System. The U.S. national "Best Practices" chest pain management protocol specifies 30 minutes from patient presentation to therapy initiation. To meet this specified time frame, the P-selectin Profile must be performed on an instrument system that is able to perform both the membrane-bound and plasma-based P-selectin tests in the emergency room rather than in a hospital's central laboratory. Existing diagnostic instruments are not able to perform these tests simultaneously, in an emergency room setting or within the required 30-minute time frame. Currently, performing the membrane-bound and plasma-based P-selectin tests requires approximately three hours on conventional flow cytometry and enzyme immunoassay equipment. The Company has entered into a collaborative arrangement with Biometric Imaging, Inc. ("Biometric") to modify an existing instrument platform, consisting of a computer-controlled, laser-based, static cytometry imaging system, for use as a POC instrument system designed to deliver the full utility of the P-selectin Profile. Biometric's existing instrument has received FDA clearance and is used in measuring CD-4 and CD-8 cell counts in HIV patients. Collaborative research performed with Biometric has preliminarily shown that the instrument is capable of being adapted to perform both the membrane-bound and plasma-based P-selectin tests simultaneously within 30 minutes. The Company has exclusive rights to the Biometric instrument for use in in vitro cardiovascular diagnostics applications.

  Clinical Trials and Regulatory Approval. The development of an extensive database of clinical trial information to confirm the performance of the P-selectin Profile and to assist in obtaining prompt regulatory clearance is key to the Company's P-selectin Profile strategy. The Company will seek regulatory clearance for the P-selectin Profile in three steps. It will first seek 510(k) clearance for clinical laboratory versions of the membrane-bound and plasma-based P-selectin Profile assays by comparing the results from these tests with the results from conventional cardiovascular diagnostics such as ECGs and cardiac enzyme tests. Next, it will seek clearance for these assays performed on the Biometric instrument modified to read the membrane-bound and plasma-based P-selectin tests simultaneously. Finally, it will seek 510(k) clearance for the POC instrument being developed by Biometric.

  The Company has initiated a prospective trial, MAPS (Management of Acute Coronary Syndromes with P-selectin Profile), which consists of a three-site pilot to be followed by a ten-site trial with an aggregate of approximately 1,300 patients. The Company anticipates enrolling patients in the MAPS trial in early 1998. The MAPS trial will be the first large-scale study on all chest pain patients to determine the performance of the P-selectin Profile. Patients presenting to the emergency department with chest pain will be evaluated at zero, three, six, nine and twelve hours following onset of chest pain. The results from the P-selectin Profile will be compared to the results from conventional cardiovascular diagnostics such as ECGs and cardiac enzyme tests as well as the clinical diagnosis of heart attack, UA, and non-cardiac events. Outcomes will be captured at discharge, at 30 days and six months. Pilot phase data, which will consist of data through discharge from 300 patients at three sites, is expected to be available in 1998. The MAPS pilot phase will use clinical laboratory versions of the assays for the membrane-bound and plasma-based tests to develop data to be submitted to FDA seeking initial 510(k) clearance of the P-selectin Profile.

  In addition, the P-selectin Profile will be included in a substudy of Centocor's Gusto IV clinical trials for ReoPro for expanded indications in heart attacks and UA. The Company believes that its ability to include the P-selectin Profile in Centocor's ReoPro clinical trials provides the Company with a distinct advantage over competitors who may be developing products that may compete with the P-selectin Profile. This trial will include an additional 2,000 patients. The MAPS trial and the ReoPro Gusto IV substudy will use a version of the Biometric instrument system that will be modified to read the membrane-bound and plasma-based P-selectin tests simultaneously. The Company expects that data from these studies will result in a 510(k) filing to the FDA for the P-selectin Profile on the Biometric instrument, as modified.

  Finally, the Company expects to perform an equivalency study on 1,000 patients at ten sites to demonstrate that the P-selectin Profile as performed on the final POC instrument system is equivalent to the performance of the instrument system utilized in the MAPS and Gusto IV substudy. No assurances can be given that data from the MAPS or Gusto IV substudy or the final equivalency study will be available on the Company's anticipated schedule, that such data will support the sensitivity or specificity of the P-selectin Profile or the Biometric instrument system or that such data will support 510(k) filings with the FDA.

  Incorporation into "Best Practices" Chest Pain Management Protocol. Chest pain patient management is highly protocol driven. A small group of influential decision makers impact a large portion of the market by setting the national "Best Practices" chest pain management protocol for patients with chest pain promulgated by the AHA and the ACC. Through Centocor's experience with ReoPro in the cardiovascular field, the Company has developed strong relationships with many of these protocol developers, and certain of these persons are scientific advisors to the Company or among the lead investigators for the Company's P-selectin Profile clinical trials. The Company believes that these established relationships will help position the Company to communicate its findings and supporting data from the clinical trials of the P-selectin Profile and the POC instrument system to those most influential in setting national "Best Practices" chest pain management protocol.

  Marketing of the P-selectin Profile. The Company intends to position the P-selectin Profile for use as a complement to the ECGs and cardiac enzyme tests that are administered to chest pain patients presenting themselves to hospital emergency rooms. Existing chest pain management protocol provides for an initial ECG test to be performed within ten minutes after presentation and for cardiac enzyme tests to be administered every three hours, resulting in an average of four tests being administered per patient. In addition, chest pain patient activity is highly concentrated, with approximately 20% of the hospitals in the U.S. treating more than 50% of heart attack patients. This concentration will allow the Company to focus its cardiovascular marketing resources.

The Company currently expects to market the P-selectin Profile and the POC instrument system in the U.S. through its own direct sales force. The Company's direct sales force will market and provide support for the P-selectin Profile and the POC instrument system to substantially all of the 20% of hospitals treating the majority of chest pain patients. The Company may also supplement its direct sales force in the U.S. and market the P-selectin Profile outside the U.S. through marketing arrangements with one or more large pharmaceutical companies that have extensive experience marketing products for use in emergency rooms.

  The Company believes that the P-selectin Profile can be utilized as an indicator of situations where ReoPro (and other platelet aggregation inhibitors to the extent they become available) is effective as a therapeutic treatment. ReoPro is currently approved for patients who are at high-risk for abrupt artery closure following angioplasty and is currently being marketed by Eli Lilly and Company. Centocor has filed two amendments to its ReoPro Product License Application ("PLA") to include the treatment of all angioplasty and UA patients who are not responding to current treatment.

  While the initial focus for the P-selectin Profile is to provide timely diagnostic information to clinicians treating chest pain patients, the Company intends to expand the uses of the P-selectin Profile in other areas, such as the need for diagnostic information to support ACS therapeutic treatment. There are currently two categories of drugs that are used to treat ACS, platelet aggregation inhibitors such as ReoPro and thrombolytics, which are clot-busting drugs that break up fibrin accumulation. Current clinical trials by Centocor are focused on managing ACS patients through a combination of both types of therapeutics. The Company believes that the P-selectin Profile, which has preliminarily been found to measure platelet activation accurately, in conjunction with fibrin markers under development by the Company, may provide important complementary information to clinicians managing patients with such a drug combination.

  In addition, the Company believes that the P-selectin Profile may be modified for use as a diagnostic tool to measure platelet function management that may allow the P-selectin Profile to become integrated into the protocol of hospital departments, in addition to the emergency room, where patients undergo ACS care including the chest pain emergency room, cardiac care unit, catheterization lab and cardiovascular operating room. To facilitate acceptance of the P-selectin Profile outside of the emergency room, the Company expects to partner with leading manufacturers of instruments used in these other hospital departments, with the goal of incorporating the P-selectin Profile into existing instrument platforms.

  The Company also believes that the P-selectin Profile can be refined to assist emergency room doctors risk stratify UA patients. Approximately 1.5 million of the 6.0 million patients who present themselves to emergency rooms with chest pain annually in the U.S. are eventually diagnosed with UA and undergo some type of therapy. These UA patients have wide degrees of risk, with high-risk UA patients having the same morbidity and mortality rate after three and six months as heart attack patients. Since there is no diagnostic tool currently available to clinicians to properly risk-stratify UA patients to appropriate levels of care, further development of the P-selectin Profile to perform this function would satisfy an unmet need in the management of UA patients.

 ARRANGEMENTS WITH BIOMETRIC IMAGING

  The Company has entered into an agreement with Biometric dated October 9, 1997, (the "Development Agreement"), pursuant to which Biometric is obligated to complete the tasks necessary to develop the POC instrument system by modifying its existing IMAGN 2000 instrument system so that it performs both the membrane-bound and plasma-based P-selectin tests simultaneously. Pursuant to the Development Agreement and a related Stock Purchase Agreement, the Company has made an equity investment of $2,000,000 in Biometric and will make additional equity investments of up to $2,000,000 based on Biometric's successful completion of stated performance milestones. Under the Development Agreement, the Company is obligated to perform certain development of the existing assays that will be incorporated into the P-selectin Profile. Under the Development Agreement, Biometric has granted the Company an exclusive, worldwide license to use Biometric's technology and intellectual property to make POC instrument systems and the related tests for in vitro diagnostic procedures for the detection of cardiovascular events. Biometric holds five U.S. patents covering Biometric's instrument platform and has one U.S. patent pending. Upon commercialization, the Company will pay Biometric a percentage of the Company's cumulative net sales of the P-selectin Profile, which percentage will decline as net sales increase.

ONCOLOGY DIAGNOSTICS BUSINESS

  Approximately 7.4 million people in the U.S. presently have a history of invasive cancer and 1.4 million new cases are diagnosed each year. Early detection and assessment of the stage of the cancer offers the greatest potential for diagnostic information to affect the long-term survival and reduced cost of treating cancer patients.

IVD TESTS

  From their initial commercialization in 1982, the Company has built strong product franchises in the area of IVD tests for monitoring of the efficacy of cancer therapies. The Company's monoclonal antibodies that are utilized in these tests are unique, highly specific proteins that detect the presence of specific antigens, which are produced by cancer cells.

  The Company presently makes its IVD tests available to its distributors and automated instrument partners in three basic forms:

    Bulk reagents for kits. These are the key raw materials, including the Company's antibodies, which are used by kit and automated systems manufacturers who purchase the raw materials for inclusion in their own finished test.

    Components for automated systems. These are components for automated systems that include the Company's antibodies and other reagents. These are integrated by the customer with other components to produce a finished test for use on the automated system.

    Completed kits. These are finished test kits in a form that is ready to be used by a testing lab.

  The following table summarizes the IVD tests currently marketed by the
Company:

      PRODUCT           INDICATION                                MARKETING STATUS
      -------           ----------                                ----------------
     CA 125 II          Ovarian cancer                           U.S., Europe, Japan
     CA 15-3            Breast cancer                            U.S., Europe, Japan
     CA 19-9            Pancreatic cancer                        Europe, Japan
     CA 72-4            Gastrointestinal cancer                  Europe, Japan
     CYFRA 21-1         Non-small cell lung cancer               Europe, Japan

  The Company has distribution agreements with global and regional distributors with established networks who sell the Company's completed kits to hospitals and clinical and research testing laboratories. The Company's completed kits are marketed and sold by the Company's distributors. The Company's components for automated systems are sold by the Company's automated instrument partners. The Company's tests are compatible with more than 90% of all diagnostic automated systems instruments, including those of Abbott Laboratories, Roche Diagnostic Systems, Inc., Ortho Clinical Diagnostics, Inc. (a division of Johnson & Johnson, Inc.), Bayer Corporation and Pasteur Sanofi Diagnostics. The Company has entered into contracts with its distributors and automated instrument partners that provide a commercial basis for the supply of its IVD tests. These contracts generally provide for forecasts, lead time for orders, pricing and quality standards and are generally terminable upon notice of periods less than one year.

  The Company's IVD tests are well-positioned within each of the areas of cancer targeted by the tests. In the Company's target areas of breast, ovarian and pancreatic cancers, tests incorporating the Company's products maintained a worldwide market share ranging from 80% to 90% during 1996.

  During 1996, approximately 51% of the Company's IVD tests were sold in Europe, while approximately 30% and 19% were sold in Japan and the U.S., respectively. The Company's completed kits may not be marketed by the Company in the U.S. without the FDA's prior authorization. The Company's CA 125 II kit has been cleared for marketing in the U.S. since 1987. The Company recently received marketing clearance for its completed CA 15-3 kits in the U.S. and anticipates seeking marketing clearance of its completed CA 19-9 kits in the U.S. The Company has not yet sought marketing clearance in the U.S. for its completed CA 72-4 kits or CYFRA 21-1 kits. Additional marketing clearance will be necessary prior to commercialization in the U.S. by the Company's automated instrument partners of IVD tests incorporating the Company's components or bulk reagents, including CA 125 II, CA 15-3 and CA 19-9.

  In 1996, the Company's IVD tests accounted for approximately $38 million in sales for the Company. Peak revenue for these products was approximately $42 million in 1993. Since then, revenues have ranged between $37 and $40 million annually. A shift in the product mix from completed kits to components for automated systems and bulk reagent sales have resulted in average unit price declines in excess of volume growth. The Company expects that this shift in product mix will continue over the next few years. However, the Company believes that the decrease in revenues from the shift in product mix will be offset, at least in part, by increases in volume growth for these products, especially as products incorporating the Company's IVD tests receive further regulatory approval worldwide.

PROPRIETARY TECHNOLOGY, PATENTS AND LICENSES

  Products currently being marketed, developed or considered for development by the Company are in the area of biotechnology, an area in which there are extensive patent filings. The patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications owned or licensed by the Company will result in patents being issued or that, if issued, such patents will afford protection against competitors with similar technology. In addition, there can be no assurance that products covered by such patents, or any other products developed by the Company or subject to licenses acquired by the Company, will not be covered by third party patents, in which case continued development and marketing of such products would require a license under such patents. There can be no assurance that, if a license is required, it would be available at all or on terms acceptable to the Company or its licensees.

  Other entities may have filed applications for or have been issued patents and may obtain additional patents to which the Company may need to acquire rights. The Company, however, is not aware of any such patent applications or issued patents. The extent to which the Company may need to obtain rights to any such patents or to contest their scope or validity will depend on final product formulation and other factors. The ability to license any such patents and the likelihood of successfully contesting the scope or validity of such patents are uncertain and the costs associated therewith may be significant. If the Company is required to acquire rights to valid and enforceable patents but cannot do so at a reasonable cost, the Company's ability to manufacture or market its products in the country of issuance of any such patent may be materially adversely affected.

  There has been substantial litigation regarding patent and other intellectual property rights in the biotechnology industry. Litigation may be necessary to enforce certain intellectual property rights of the Company. Any such litigation could result in substantial cost to and diversion of effort by the Company, and there can be no assurance that the Company would be successful in any such litigation.

  Centocor Diagnostics currently licenses the majority of the cell lines used to produce its monoclonal antibodies from research institutions pursuant to long-term licenses for which it is generally obligated to pay royalties based upon sales of products incorporating such antibodies. There can be no assurance that others will not acquire rights to such cell lines in the future.

  The Company has filed a U.S. patent application relating to certain methods of determining endogenous platelet activation state and for determining the effects of an anti-platelet agent, such as a glycoprotien IIb/IIIa antagonist, on platelet activation state by assessing the levels of membrane-bound and/or plasma-based P-selectin in a sample from an individual. The Company has also filed a U.S. patent application directed to a method of diagnosing whether a symptomatic patient has or does not have a thrombotic event, such as a heart attack or stroke, employing a dual assay that yields a P-selectin profile. The Company intends to seek international patent protection for these inventions as well.

COMPETITION

  The health care industry is intensely competitive, and the Company expects it to remain so for the foreseeable future. This level of competition is reinforced at each stage of the IVD business: research, analyte developers, instrumentation/system companies, distributors, hospital/clinical laboratories and healthcare providers.

  Currently the majority of diagnostic tests are performed in hospital and clinical laboratories. The impetus to move these tests to new, POC testing, or to shift the mix between a hospital and clinical site, will be fiercely resisted by these laboratories. There can be no assurance that the Company's new products that require a change in testing site (POC, home testing) will be able to compete against these entrenched competitors.

  The diagnostic industry is currently dominated by large, automated systems suppliers with a broad product offering and significant market presence, including Abbott Laboratories, Roche Diagnostic Systems, Inc. and Ortho Clinical Diagnostics, Inc. These companies are vigorously competing for market position, which results in strong price pressure and increasing consolidation through mergers. These competitors all have substantially greater financial resources, technical and research facilities, marketing and sales departments, distribution and service organizations than the Company. In addition, these competitors have broader product lines, established brand positions and stronger customer relationships than the Company. While the Company's strategy of partnering with these companies to incorporate the Company's products on automated instruments presently utilizes these dominant market positions to the Company's advantage, there can be no assurance that these competitors will not be able to improve the performance of their existing product offerings to effectively compete, or will not succeed in developing new technology and products that will make the Company's products obsolete. In addition, there can be no assurance that these competitors will not be able to use their financial and market presence to limit or interfere with the ability of the Company to sell its products.

  The Company believes that its strong competitive position in these cancer areas is due to the IVD tests' proven historic product performance and the cumulative supporting clinical utility data. Many peer-reviewed articles have been published on the performance of the antibodies, and competitors would face a significant barrier in attempting to replicate the supporting data available regarding the Company's IVD tests. In addition, clinicians are resistant to adopt a new baseline standard for a diagnostic test, creating a further barrier to competitive entry.

  The diagnostics industry is also characterized by a large number of small, technology-based enterprises that are seeking to develop and exploit novel technologies. While many of these companies have fewer financial and technical resources than the Company, and do not have established positions in the market, the sheer number of them and the broad array of technologies that they are attempting to develop present a potential threat. The Company cannot assure that these companies will not be able to develop breakthrough technology whose performance capabilities will make the Company's products obsolete.

GOVERNMENT REGULATION

  The preclinical and clinical testing, manufacturing, labeling, sale, distribution and promotion of the Company's products are subject to extensive and rigorous government regulation in the U.S. and other countries. Noncompliance with applicable requirements can result in enforcement action by the FDA including fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval for devices, withdrawal of marketing clearance or approval, and criminal prosecution.

  Most medical devices may be marketed in the U.S. only with the FDA's prior authorization. Devices classified by the FDA as posing less risk are placed either in Class I or II and require the manufacturer to seek 510(k) clearance from the FDA prior to marketing. Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use and safety and effectiveness to a "predicate device," which is either a Class I or II device already legally on the market or a "preamendment" Class III device (i.e., one that has been in commercial distribution since before May 28, 1976) for which the FDA has not called for PMA applications. The Company believes that it usually takes from four to twelve months from the date of submission to obtain 510(k) clearance, but it may take longer, and there can be no assurance that any 510(k) submission will ever receive clearance. During this process, the FDA may determine that it needs additional information or that a proposed device is precluded from receiving clearance because it is not substantially equivalent to a predicate device. After a device receives clearance, any modification that could significantly affect its safety or effectiveness, or would constitute a major change in the intended use of the device, will require a new 510(k) submission.

  A device that does not qualify for 510(k) clearance is placed in Class III, which is reserved for devices classified by the FDA as posing the greatest risk (e.g., life-sustaining, life-supporting or implantable devices, or devices that are not substantially equivalent to a predicate device). A Class III device generally must obtain PMA approval, which requires proving the safety and effectiveness of the device to the FDA. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, manufacturing, labeling and promotion. As part of the PMA review, the FDA will inspect the manufacturer's facilities for compliance with the QSR.

  Upon submission the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which the Company believes typically takes 1 to 3 years, but may take longer. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a "not approvable" determination based on deficiencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. During the review period, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision making process.

  If the FDA's evaluation of the PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to specific conditions (e.g., changes in labeling) or specific additional information (e.g., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA approval can include postapproval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval. The PMA process can be expensive and lengthy, and no assurance can be given that any PMA application will ever be approved for marketing. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

  The PDP process is an alternative to the PMA process for Class III devices. It consists of two major steps. First, a proposed PDP is submitted to the FDA providing extensive information about how the device would be developed, tested and marketed. Among other things, the proposed PDP must provide information describing: the device and modifications that may be made to it, preclinical testing, clinical testing, manufacturing methods, facilities and controls, any applicable performance standards and proposed labeling. The FDA is required to seek advisory panel review of the proposed PDP. Approval of the PDP requires the FDA to determine that the PDP is appropriate to determine safety and effectiveness in lieu of the PMA process. If the FDA approves the PDP, the second step requires submission of a notice of completion of the PDP by the device sponsor, explaining how the PDP has been fulfilled and setting forth the results of the testing and trials required by the PDP. If the FDA finds that the PDP has been complied with and the device has been shown safe and effective as labeled, the agency will issue an order declaring the PDP completed. An order of completion permits the device to be marketed.

  The PDP process has been dormant during the past twenty years. The FDA only recently has sought to revive it as an alternative to the PMA process that could shorten the time to approval without reducing the overall assurance of safety and effectiveness. In light of the FDA's lack of experience with the PDP process, there can be no assurance that the PDP process will reduce the time to approval as compared to the PMA process, and no assurance can be given that any PDP will be approved or, if approved, that a notice of completion will be obtained.

  The Company intends to pursue 510(k) clearance for its cardiovascular products, which are intended for the measurement of the P-selectin antigen. Tests for P-selectin have not been formally classified by the FDA and the Company is not aware of any other P-selectin tests that have received 510(k) clearance upon which to base a claim of substantial equivalence. The Company will therefore seek to compare its tests for new analytes by demonstrating substantial equivalence to other legally marketed Class I or II tests. In discussions with the FDA representatives, the Company has been told that 510(k) review for the P-selectin assays is likely. However, no assurance can be given that the FDA will not determine that the Company's cardiovascular products must adhere to the PMA or PDP approval processes. Furthermore, no assurance can be given that any of the cardiovascular products will receive 510(k) clearance in a timely fashion, or at all. Delays in market introduction resulting from the 510(k) clearance process could have a material adverse impact on the Company.

  The majority of the Company's oncology products are intended for use to monitor treatment and disease progression in cancer patients. In September of 1996, the FDA reclassified the Company's monitoring tests from class III to Class II, which makes them eligible for the 510(k) clearance process. Products used for diagnosis, screening or detection of cancer have not been reclassified and remain in Class III, which requires PMA approval or PDP completion. Some of the Company's oncology products are or could be intended for diagnosis or detection of cancer and would, therefore, remain in Class
III. There can be no assurance that a PMA application will be submitted for any of these products or that, once submitted, the PMA application will be accepted for filing, found approvable, or, if found approvable, will not take longer than expected to obtain or include unfavorable restrictions. The Company intends to submit a PDP rather than a PMA for its CA 19-9 oncology product for diagnosis of pancreatic cancer. The submission would be among the first to undergo the newly revived PDP procedure. There can be no assurance that this PDP will be approved or that, if approved, the Company will be able to complete it in a timely fashion or at all.

  The Company has made modifications to its cleared products which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the product. If the FDA requires the Company to submit a new 510(k) notice for any product modification, the Company may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA.

  A clinical trial in support of a 510(k) submission or PMA application generally requires an IDE application approved in advance by the FDA for a limited number of patients and supported by appropriate data, such as animal and laboratory testing results. However, clinical investigations of in IVD tests are exempt from the IDE requirements, including the need to obtain the FDA's prior approval, provided the testing is noninvasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject, and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, the IVD must be labeled for research use only ("RUO") or investigational use only ("IUO"), and distribution controls must be established to assure that IVDs distributed for research or clinical investigation are used only for those purposes. The FDA's current policy encourages manufacturers who distribute IVDs on an RUO or IUO basis voluntarily to establish a certification program under which the recipients provide written certification that the IUO or RUO product will be restricted in use and also that the recipient will comply with the other FDA requirements (such as obtaining institutional review board approval and the informed consent of patients).

  The Company is conducting investigations of its cardiovascular, ovarian cancer detection and some of its oncology products, which involves distributing them in the U.S. on an IUO or RUO basis. The Company has not established a voluntary certification program. There can be no assurance that the FDA would agree that the

Company's IUO/RUO distribution of these products meets IDE requirements. Failure by the Company or the recipients of these products to maintain compliance with these requirements could result in enforcement action by the FDA, including, among other things, the loss of the IDE exemption or other restrictions on distribution of these investigational products that could adversely affect the Company's ability to conduct the clinical investigations necessary to support marketing clearance or approval.

  Purchasers of the Company's clinical diagnostic products in the U.S. may be regulated under CLIA and related federal and state regulations, which provide for regulation of laboratory testing. These regulations impose quality control, proficiency testing, personnel standards and federal inspections requirements. Diagnostic tests are categorized under CLIA as "waived," "moderately complex," or "highly complex," on the basis of specific criteria. If a product is placed in the "high complexity" category under CLIA regulations, its use generally is limited to larger hospital and clinical reference laboratories. The majority of the company's cardiovascular, ovarian and oncology products have or likely will be categorized as high complexity assays under CLIA. There can be no assurance that future CLIA regulations and administrative interpretations will not further limit the potential market for the Company's products, which could have a material adverse impact on the Company.

  Some clinical laboratories purchase individual reagents intended for specific analytes, which they use to develop and prepare their own finished diagnostic tests (sometimes called "home brews"). The FDA generally has not exercised regulatory authority over these individual reagents or the finished tests prepared from them by clinical laboratories. In March 1996, however, the FDA proposed new rules for analyte specific reagents ("ASRs") that would apply a regulatory framework to them, including restrictions on promotional claims that could be made about these products and restrictions on sales to clinical laboratories certified under CLIA as high complexity testing laboratories. The Company sells a number of individual reagents that would fall within the ASR regulatory framework including antibodies and antigens for all of its oncology products.

  Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. The Company is subject to routine inspection by the FDA and must comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S., including labeling regulations, the QSR requirements, MDR regulations, and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. In addition, Class II devices can be subject to additional special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines) that do not apply to Class I devices. The Company's manufacturing facility for the production and filling of monoclonal antibody-based products is subject to inspection by the FDA, complies with QSR requirements and is ISO 9001-certified. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company.

  Unanticipated changes in existing regulatory requirements, failure of the Company to comply with such requirements or adoption of new requirements could have a material adverse effect on the Company. The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. There can be no assurance the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 130 full-time employees engaged in administration, operations, research and development and sales and marketing. To complement its own expertise in various fields, Centocor Diagnostics utilizes scientific consultants and other advisors, many of whom have formal consulting agreements with the Company.

FACILITIES AND MANUFACTURING

  The Company occupies approximately 75,000 square feet of space in three buildings in Malvern, Pennsylvania that it leases or subleases from Centocor, Inc. or its affiliates. These buildings contain the Company's corporate offices, research and development laboratories, marketing offices, and manufacturing facilities. The manufacturing facility for the production and filling of monoclonal antibody-based products is subject to inspection by the FDA, complies with QSR requirements and is ISO 9001 certified. In addition to its own products, the Company also provides contract manufacturing services to diagnostic and pharmaceutical companies in need of this specialized capability. The Company has approximately 60 people engaged in these manufacturing operations at Malvern.

LEGAL PROCEEDINGS

  The Company is not currently a party to any litigation that it believes would materially affect the Company's business, financial condition or results of operations.

                       RELATIONSHIP WITH CENTOCOR, INC.

  The Company is currently a wholly owned subsidiary of Centocor. Upon completion of the offering, Centocor will own 100% of the Company's outstanding Class B Common Stock (7,100,000 shares), which will represent 71.0% of the outstanding Common Stock of the Company (approximately 68.0% if the Underwriters' over-allotment option is exercised in full) and approximately 96.1% of the combined voting power of the Company's outstanding Common Stock (approximately 95.5% if the Underwriters' over-allotment option is exercised in full) and thus will continue to have the ability to elect all of the directors of the Company and otherwise exercise a controlling influence over the business and affairs of the Company.

  For as long as Centocor continues to own shares of Class B Common Stock representing more than 50% of the voting power of the Common Stock of the Company, Centocor will be able, among other things, to determine the outcome of any corporate action requiring approval of holders of Common Stock representing a majority of the voting power of the Common Stock, without the consent of the other shareholders of the Company. In addition, through its control of the Board of Directors and ownership of Class B Common Stock, Centocor will be able to control certain decisions, including decisions with respect to the Company's dividend policy, the Company's access to capital (including borrowing from third party lenders and the issuance of additional equity securities), mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company.

  Centocor has advised the Company that its current intent is to continue to hold all of its outstanding shares of Class B Common Stock. Further, pursuant to the Underwriting Agreement, Centocor has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) owned by it for a period of 180 days following the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. However, after such 180-day period, there can be no assurance concerning the period of time during which time Centocor will maintain its ownership of Class B Common Stock. Beneficial ownership of at least 80% of the total voting power and value of the Company's outstanding stock is generally required in order for Centocor to continue to include the Company in its consolidated group for federal income tax purposes. Upon completion of this offering, Centocor will own less than 80% of the value of the outstanding stock of the Company, and, therefore, the Company will no longer be included as a member of Centocor's consolidated group for federal tax purposes. Additionally, ownership of at least 80% of the total combined voting power of all classes of the Company's outstanding voting stock and at least 80% of the total number of shares of each class of nonvoting stock is required in order for Centocor to be able to effect a tax-free spin-off of the Company under section 355 of the Code. See "Description of Capital Stock--Common Stock--Conversion Rights."

  The Company's relationship with Centocor will also be governed by the following agreements which have been, or will be, entered into prior to completion of the offering: Services Agreement, Revolving Credit Agreement, Registration Rights Agreement, Tax Sharing Agreement, Lease Agreements, Sublease Agreement and Indemnification Agreement, the material terms of which are summarized below. Because the Company is a wholly owned subsidiary of Centocor, none of these arrangements will result from arm's length negotiations and, therefore, the prices charged to the Company for services provided thereunder may be higher or lower than prices that may be charged by third parties.

  The descriptions of agreements set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the relevant agreements filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Services Agreement. The Company and Centocor have entered into the Services Agreement relating to the provision of certain services by Centocor to the Company. The services covered by the Services Agreement include: information systems, telecommunication systems, payroll and benefits administration, insurance, financial accounting, treasury services, library services, regulatory services, human resources services and research and development. The Services Agreement provides that either party shall have the right, upon 90 days prior written notice to the other party, to reduce the level of, or terminate, any services provided by Centocor under the Services Agreement, provided, however, that one year's prior written notice must be provided to the other party in the case of the reduction or termination of any information systems or telecommunications system services. This reduction or termination right will permit the Company to seek alternative, competitive third party sources of the services presently provided by Centocor. The Company anticipates that in 1998 it will pay approximately $8.0 million to Centocor for such services.

  Revolving Credit Agreement. Centocor and the Company have entered into a Revolving Credit Agreement pursuant to which Centocor has made available to the Company a revolving credit facility in the maximum principal amount of $5.0 million. Outstanding principal amounts under the credit facility will accrue interest at an annual rate equal to the good faith estimate by Centocor and the Company of the rate that would be charged by a third party financial institution extending a loan to the Company at the time of the initial loan under the Revolving Credit Agreement. The initial term of the Revolving Credit Agreement will expire on August 21, 1998, and is subject to extension by the mutual agreement of Centocor and the Company, provided, however, that Centocor must provide at least sixty days prior written notice in the event that it does not intend to extend the term of the Revolving Credit Agreement beyond such date. The Revolving Credit Agreement includes affirmative and negative covenants of the Company which are customary in revolving credit facilities. As of the date of this Prospectus, the Company has not made any borrowings under the Revolving Credit Agreement.

  Registration Rights Agreement. The Company and Centocor have entered into a Registration Rights Agreement to be effective upon the consummation of this offering. The Registration Rights Agreement provides, upon the request of Centocor, the Company will use its best efforts to effect the registration under applicable federal and state securities laws of any of the shares of Company Common Stock which Centocor intends to sell, and the Company is required to take such other action necessary to permit the sale thereof subject to certain limitations specified in the Registration Rights Agreement. Centocor also has the right, which it may exercise at any time and from time to time, to include shares of Company Common Stock held by it in certain other registrations of equity securities of the Company initiated by the Company on its own behalf or on behalf of its other shareholders. The Company has agreed to pay all out-of-pocket costs and expenses in connection with the first three "demand" registrations that Centocor requests and all other registrations in which Centocor participates. Subject to certain limitations specified in the Registration Rights Agreement, such registration rights would be assignable by Centocor and its assigns.

  Tax Sharing Agreement. The Company is currently included as a member of Centocor's consolidated group for federal income tax purposes and, for certain state and local tax purposes, is included as a member of a consolidated, combined or unitary group where Centocor files a consolidated, combined or unitary state or local return. Following completion of this offering the Company is expected to no longer be included as a member of Centocor's consolidated tax group for federal income tax purposes. Centocor and the Company have entered into a Tax Sharing Agreement that was effective as of August 22, 1997. Pursuant to the Tax Sharing Agreement for the periods in which the Company is included as a member of Centocor's consolidated, combined or unitary tax group, Centocor and the Company make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company is determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Centocor arising from an audit or otherwise); the Company is allowed to use a pro rata portion of Centocor's NOLs in determining the Company's taxable income on a stand-alone basis. The Company is not required to make payments to Centocor to the extent that Centocor NOLs are available to reduce the Company's income. Additionally, with respect to periods during which the Company is included in Centocor's consolidated, combined or unitary tax group and to returns in which Centocor and the Company file jointly, Centocor will continue to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters relating to the income tax liability of the Company in connection with such consolidated or combined federal and state returns, will have the sole and exclusive responsibility for the preparation and filing of such consolidated federal and consolidated or combined state income tax returns and will have the power and sole discretion to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. Each company that is a member of a consolidated group for federal income tax purposes in any year is severally liable for the entire income tax liability of the consolidated group for such year. The Tax Sharing Agreement also provides for additional rights and responsibilities of Centocor and the Company after the Company ceases to be a member with the Centocor consolidated group as a result of the offering. Centocor has the right to require the Company to join Centocor in making certain tax elections that may be beneficial to Centocor but detrimental to the Company, provided that Centocor pays the Company an amount to be agreed to by Centocor and the Company at the time of any such election. In addition, the Company covenants that it will not change any tax election, accounting method, amend any tax return or take any tax position that may be detrimental to Centocor without Centocor's consent. Though valid as between the Company and Centocor, the Tax Sharing Agreement is not binding on the Internal Revenue Service and does not affect the several liability of Centocor and its subsidiaries that are included in Centocor's consolidated group in any year, including, for the year that includes this offering, the Company, to the Internal Revenue Service for all federal income taxes due with respect to Centocor's consolidated federal tax returns for such year.

  Lease Agreements and Sublease Agreement. The Company and two affiliates of Centocor have entered into Lease Agreements (the "Leases") and, prior to the completion of this offering, the Company and Centocor expect to enter into a Sublease (the "Sublease"), all relating to the lease of those facilities utilized by the Company at Centocor's Malvern, Pennsylvania complex. The Leases and Sublease require the Company to pay rent monthly in an amount equal to one-twelfth of the product of $30 and the total amount of the square feet leased by the Company. The monthly rent includes charges for certain facilities expenses and services, including, but not limited to, property taxes, utilities, building maintenance, repairs and contractors' expenses, housekeeping and grounds maintenance, security, cafeteria, waste removal, furniture and moving expenses, postage and copy center usage. The Company will initially lease approximately 40,108 rentable square feet under the Leases and 34,758 rentable square feet under the Sublease. The Company has the right to increase or decrease the amount of space leased and subleased upon prior notice of 60 days and approval of the expansion or contraction by Centocor, which may not be unreasonably withheld or delayed. The Leases and Sublease also include provisions relating to the condition of the premises and compliance by the Company with environmental and other governmental regulations. The Sublease contains provisions relating to the applicability of and compliance with the lease pursuant to which Centocor leases the subleased facilities. The Leases commenced as of August 22, 1997 and will expire on October 31, 2000. The Sublease shall commence upon the consent of the landlord for the facilities that will be the subject of the Sublease and will also expire on October 31, 2000. The Company has the right to extend the term of the Leases and Sublease on a month-to-month basis upon at least 90 days' prior written notice, in which event the term will continue until termination by either party upon at least 90 days' written notice. Until commencement of the Sublease, Centocor, under the Services Agreement previously entered into with the Company, provides the Company the right to use facilities that will be the subject of the Sublease in exchange for the Company's obligation to pay Centocor's costs associated with the facilities allocated on the same basis as the rent payable under Sublease.

  Indemnification Agreement. The Company and Centocor have entered into an Indemnification Agreement, pursuant to which Centocor, for claims made by the Company on or before August 21, 2002, will defend, indemnify and hold harmless the Company, its affiliates and their respective directors, officers, employees, agents and representatives, in connection with any claims, losses, damages, suits, actions, costs and expenses, (including reasonable attorneys' fees and expenses) which arise out of or result from the activities of the business presently conducted by the Company, which occurred on or before August 22, 1997, the date on which the business was transferred from Centocor to the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The directors and executive officers of the Company, their principal occupations for the past five years and certain additional information are set forth below:

          NAME           AGE                       POSITION
          ----           ---                       --------
R. James Danehy.........  52 President, Chief Executive Officer and Director
Dominic J. Caruso(2)....  40 Director and Chairman
Dr. Philip P.
 Gerbino(1)(2)..........  50 Director
George D. Hobbs,
 Esq.(1)................  40 Director
Thomas A. Myers,
 Esq.(1)(2).............  45 Director
Richard A. Bierly.......  42 Vice President, Chief Financial Officer,
                              Secretary and Treasurer
Larry D. McClain Ph.D...  51 Vice President-Research and Development
Aris Petropoulos........  60 Vice President-Business Development and International
Paul T. Touhey..........  40 Vice President-Operations

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Mr. Danehy has served as President and Chief Executive Officer and a director of the Company since its formation in August 1997. From September 1994 to March 1997, Mr. Danehy served as President and Chief Executive Officer of Ventana Medical Systems, Inc., and has served as a director of that corporation since September 1994. From June 1994 to September 1994, Mr. Danehy served as a consultant to Ventana Medical Systems, Inc. From November 1993 to June 1994, Mr. Danehy served as an interim Chief Executive Officer and consultant for BioStar Diagnostics, where he also served as a director from January 1994 to March 1995. From 1972 to 1993, Mr. Danehy worked in a variety of capacities for Abbott Laboratories.

  Mr. Caruso has served as a director of the Company since its formation in August 1997 and as Chairman since September 1997. Mr. Caruso has been associated with Centocor since November 1985. Mr. Caruso has served as Vice President-Finance and Chief Financial Officer of Centocor since December 1994. Previously, Mr. Caruso held the position of Vice President and Corporate Controller of Centocor from January 1991 to November 1994.

  Dr. Gerbino has served as a director of the Company since September 1997. Dr. Gerbino has served as President of Philadelphia College of Pharmacy and Sciences since February 1995, and as a member of the faculty since 1969.

  Mr. Hobbs has served as a director of the Company since its formation in August 1997. Mr. Hobbs has been associated with Centocor since April 1987. Mr. Hobbs has served as Vice President-Human Resources, Corporate Counsel and Secretary of Centocor since January 1996. Previously, Mr. Hobbs held the positions of Vice President, Corporate Counsel and Secretary from March 1993 to January 1996 and Patent Counsel from 1987 to March 1993.

  Mr. Myers has served as a director of the Company since September 1997. Mr. Myers is a partner in the law firm of Godfrey & Kahn, S.C. and has been associated with the firm since 1980.

  Mr. Bierly has served as Vice President, Chief Financial Officer, Secretary and Treasurer since October 1997. Mr. Bierly served as Vice President and Treasurer of Centeon LLC from October 1995 to October 1997 and as Director, Corporate Accounting and External Reporting of Rhone-Poulenc Rorer Inc. from June 1991 to October 1995.

  Dr. McClain has served as Vice President-Research and Development of the Company since September 1997. From January 1994 to September 1997, Dr. McClain served as Senior Director of Scientific Affairs for the Diagnostics Division of Centocor. From January 1990 to December 1993, Dr. McClain served as Director of Scientific Affairs for Behring Diagnostics, Inc.

  Mr. Petropoulos has served as Vice President-Business Development and International since September 1997. From August 1992 to September 1997, Mr. Petropoulos has served in a variety of capacities for Centocor, most recently as Vice President-Marketing and Business Development from July 1996 to September 1997, Vice President-Diagnostic Marketing and Sales from January 1996 to June 1996, Vice President-In-Vivo Diagnostics from April 1994 to December 1996, Vice President-Diagnostic Partnerships and Strategic Planning from June 1993 to April 1994 and Vice President-Diagnostics Acting Head from August 1992 to June 1993.

  Mr. Touhey has served as Vice President-Operations of the Company since September 1997. From January 1985 to September 1997, Mr. Touhey served in a variety of capacities for Centocor, most recently as Senior Director of Operations for the Diagnostics Division from February 1994 to September 1997 and Director of Operations for the Diagnostics Division from September 1990 to February 1994.

COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Audit Committee is responsible for determining the adequacy of the Company's internal accounting and financial controls. The Compensation Committee is responsible for reviewing matters pertaining to the compensation of the executive officers of the Company.

DIRECTOR COMPENSATION

  Each director who is not an employee of the Company or Centocor is compensated in the amount of $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting of the Board of Directors attended through a telephone conference call. Effective upon the consummation of this offering, each director who is not an employee of the Company will be granted options to purchase 15,000 shares of the Company's Class A Common Stock with an exercise price equal to price at which shares of Class A Common Stock are sold in this offering. Subsequently each director who is not an employee of the Company will be granted options to purchase 15,000 shares of the Company's Class A Common Stock upon initial election and options to purchase 5,000 shares of the Company's Class A Common Stock upon each subsequent election. Options are granted to the Company's directors with an exercise price equal to the closing price of the Company's Class A Common Stock on the date of grant.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid by Centocor during the fiscal year ended December 31, 1996 to the Chief Executive Officer and to each other executive officer of the Company whose salary and bonus exceeded $100,000 (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                 LONG TERM COMPENSATION
                             ANNUAL COMPENSATION         AWARDS
                             ------------------- ----------------------
                                                 SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       SALARY($)            OPTIONS(#)       COMPENSATION ($)(1)
---------------------------  ------------------- ---------------------- -------------------
R. James Danehy(2)......          $    --                   --                $  --
 President and Chief
 Executive Officer
Larry D. McClain........          $134,416                  --                $3,764
 Vice President-
 Research and
 Development
Aris Petropoulos........          $151,442               12,000               $4,497
 Vice President-
 Business Development
 and International
Paul T. Touhey..........          $118,962                  --                $3,330
 Vice President-
 Operations

--------
(1) All of such amounts constitute contributions made by Centocor to the Centocor Qualified Savings and Retirement Plan for the accounts of the Named Executives.
(2) Mr. Danehy became President and Chief Executive Officer of the Company in August 1997. The Company did not have a Chief Executive Officer prior to Mr. Danehy's appointment.

                                 STOCK OPTIONS

  The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 1996 by the persons named in the Summary Compensation Table under Centocor's 1987 Non-Qualified Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS
--------------------------------------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                         NUMBER OF     % OF TOTAL                               STOCK PRICE
                         SECURITIES     OPTIONS                              APPRECIATION FOR
                         UNDERLYING    GRANTED TO    EXERCISE                   OPTION TERM
                          OPTIONS      EMPLOYEES       PRICE    EXPIRATION ---------------------
   NAME                  GRANTED(#)  IN FISCAL YEAR ($/SH)(/3/) DATE(/4/)    5%($)      10%($)
   ----                  ----------  -------------- ----------- ---------- ---------- ----------
R. James Danehy.........      --           --             --         --           --         --
Larry D. McClain........      --           --             --         --           --         --
Aris Petropoulos........   10,000(1)      1.34%       $14.125    12/1/05   $  403,652 $  686,778
                            2,000(2)      0.27%       $34.375    3/17/06   $   43,236 $  109,569
Paul T. Touhey..........      --           --             --         --           --         --

--------
(1) Such options first become exercisable as to one-quarter of the option shares on December 31, 1996 and on each anniversary thereafter. The exercisability of all of the options will accelerate upon the occurrence of certain events constituting a change in control of Centocor.
(2) Such options first become exercisable as to one-quarter of the option shares on March 17, 1997 and on each anniversary thereafter. The exercisability of all the options will accelerate upon the occurrence of certain events constituting a change in control of Centocor.
(3) The price payable upon exercise of options may be paid in cash, property, services rendered, or, under certain circumstances, in shares of Centocor's Common Stock having a fair market value equal on the date of exercise to the exercise price, or any combination thereof.
(4) Each of the options generally expires upon the earlier of six months after the employee's termination of employment or the expiration date noted above.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table provides certain information with respect to options exercised during the fiscal year ended December 31, 1996 by the persons named in the Summary Compensation Table under the Centocor 1987 Non-Qualified Stock Option Plan. The table also represents information as to the number of options outstanding as of December 31, 1996 with respect to options granted pursuant to the Centocor 1987 Non-Qualified Stock Option Plan.

                                                                                VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                     OPTIONS OF YEAR-END(#)    OPTIONS AT YEAR-END ($)
                                                    ------------------------- -------------------------
                            NUMBER
                           OF SHARES      VALUE
          NAME           EXERCISED (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------- ------------ ----------- ------------- ----------- -------------
R. James Danehy(1)......       --              --        --           --            --            --
Larry D. McClain........     1,750      $   44,188     2,000        5,750      $ 50,250     $ 137,969
Aris Petropoulos........    40,000      $1,125,813    28,024       14,875      $777,935     $ 296,295
Paul T. Touhey..........     7,796      $  196,695       --         5,813           --      $ 127,335

--------
(1) Mr. Danehy became President and Chief Executive Officer of the Company in August 1997. The Company did not have a Chief Executive Officer prior to Mr. Danehy's appointment.

EMPLOYMENT AGREEMENTS

  Pursuant to a Letter Agreement dated July 21, 1997, and accepted July 22, 1997, Mr. Danehy is entitled to receive an annual base salary of $275,000, subject to annual review. Mr. Danehy is also eligible to receive a cash bonus in the first quarter of 1999 equal to no more than 20% of his base salary in 1998 with the maximum allowable bonus payable in the first quarter of each subsequent year increasing by 10% annually for three years. The amount of the bonus will vary from year to year based upon the overall performance of the Company and individual objectives mutually agreed upon by Mr. Danehy and the Company's Board of Directors. Mr. Danehy is entitled to be reimbursed for temporary living and commuting expenses up to a maximum of $3,500 per month for a period of no more than 30 months from his initial date of employment. Under the Letter Agreement, Mr. Danehy will also be awarded stock options under the Company's 1997 Non-Qualified Stock Option Plan (the "Employee Plan") to purchase the number of shares of Class A Common Stock equal to 5% of the outstanding capital stock of the Company upon completion of this offering with an exercise price equal to price at which shares of Class A Common Stock are sold to the public in this offering. In the event of termination by the Company of his employment for any reason, except willful failure to perform or dishonest conduct, the Company will be obligated to pay Mr. Danehy's base salary on a bi-weekly basis for up to twelve months or until such time that Mr. Danehy obtains similar employment, whichever time period is shorter.

  Pursuant to a Letter Agreement dated October 9, 1997, and accepted October 10, 1997, Mr. Bierly is entitled to receive an annual base salary of $170,000, subject to annual review. Mr. Bierly is also eligible to receive an annual cash bonus targeted at 25% of base salary. The amount of the annual bonus is expected to vary from year to year based upon the overall performance of Centocor and the Company and Mr. Bierly's individual performance. Mr. Bierly is entitled to receive, during the first quarter of 1998, a cash payment of $45,000 in connection with his employment by the Company. Under the Letter Agreement, Mr. Bierly will also be awarded stock options upon completion of this offering under the Employee Plan to purchase 55,000 shares of the Class A Common Stock following this offering, with an exercise price equal to price at which shares of Class A Common Stock are sold to the public in this offering. In the event of termination by the Company of his employment for any reason, except willful failure to perform or dishonest conduct, the Company will be obligated to pay Mr. Bierly's base salary on a bi-weekly basis for up to six months or until such time that Mr. Bierly obtains similar employment, whichever time period is shorter.

EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN

  Under the Employee Plan, options to purchase shares of Common Stock of the Company may be granted to employees of the Company as determined by the Company's Board of Directors or a committee of the Board of Directors. Under the Employee Plan, the Company may grant options for up to an aggregate of 1,400,000 shares of Class A Common Stock at an exercise price of not less than 100% of the fair market value per share of the Company's Class A Common Stock on the date of grant. Options generally will expire ten years from the date of grant if not exercised.

  If the Company is succeeded by another company because of a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the surviving or resulting company must substitute new options for outstanding options. Furthermore, upon the occurrence of a merger or consolidation in which the Company is not the surviving corporation, a sale of substantially all of the Company's assets or the acquisition by a single purchaser or group of in excess of 50% of the voting power represented by the Company's capital stock, in each case other than in a transaction in which the surviving corporation or purchaser is Centocor or the Company (a "Change of Control"), each optionee, in such event, will have the right immediately prior to said event to exercise his option in whole or in part without regard to any installment vesting provisions with respect to such options.

  All options granted to executive officers will be granted in tandem with limited stock appreciation rights ("LSARs"). LSARs may be exercised only upon the occurrence of a Change of Control of the Company, only during the 30-day period following shareholder approval of any such event, and will be exercisable only if and to the extent that the options to which they relate are exercisable. For each share for which an LSAR is exercised, the optionee will receive an amount in cash equal to the difference between (1) the exercise price per share of the option to which the LSAR relates and (2) the fair market value per share of the Class A Common Stock issuable upon exercise of the option on the date the LSAR is exercised.

NON-EMPLOYEE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

  Under the Company's 1997 Directors' Non-Qualified Stock Option Plan (the "Directors' Plan"), which is administered by the Company's Board of Directors, options to purchase shares of Common Stock of the Company in the amounts described under "--Director Compensation" will be granted to directors who are not employees of the Company for a period of at least one year prior to the date of grant. Under the Directors' Plan, the Company may grant options for up to an aggregate of 100,000 shares of Class A Common Stock at an exercise price of not less than 100% of the fair market value per share of the Company's Class A Common Stock on the date of grant. Under the Directors' Plan, the options vest with respect to 25% of the options granted on the anniversary of the date of grant and the remaining options vest at the rate of 2.1% per month thereafter, provided the director continues to be a director of the Company. Options generally will expire ten years from the date of grant if not exercised.

  If the Company is succeeded by another company because of a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the surviving or resulting company must substitute new options for outstanding options. Furthermore, upon the occurrence of a Change of Control, each optionee, in such event, will have the right immediately prior to said event to exercise his option in whole or in part without regard to any installment vesting provisions with respect to such options.

  All options granted to directors will be granted in tandem with LSARs. LSARs may be exercised only upon the occurrence of a Change of Control of the Company, only during the 30-day period following shareholder approval of any such event, and will be exercisable only if and to the extent that the options to which they relate are exercisable. For each share for which an LSAR is exercised, the optionee will receive an amount in cash equal to the difference between (1) the exercise price per share of the option to which the LSAR relates and (2) the fair market value per share of the Class A Common Stock issuable upon exercise of the option on the date the LSAR is exercised.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS

  The following table sets forth, as of November 17, 1997, the number of shares and percentage of Centocor's Common Stock beneficially owned by each Named Executive and all Named Executives as a group.

                                                            NUMBER OF SHARES
                                                         BENEFICIALLY OWNED(/1/)
                                                         -----------------------
R. James Danehy.........................................            --
Larry D. McClain........................................          1,929
Aris Petropoulos........................................         36,963
Paul T. Touhey..........................................          1,086
All Named Executives as a group.........................         39,978

--------

(1) Includes shares which the individual named in the table has the right to acquire, on or before January 16, 1998, through the vesting of awards under Centocor's 1983 Restricted Common Stock Award Plan (the "1983 Award Plan") or the exercise of stock options pursuant to individual agreements under Centocor's 1987 Non-Qualified Stock Option Plan or 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, as follows: Larry D. McClain-- 1,000; Aris Petropoulos--35,019; Paul T. Touhey--955; and all Named Executives as a group--36,974.

                             PRINCIPAL SHAREHOLDER

  Prior to this offering, the only shareholder of the Company is Centocor. As of the date of this Prospectus, Centocor owns beneficially and of record 7,100,000 shares of Class B Common Stock, representing all of the shares of Common Stock Outstanding prior to this offering. Upon completion of this offering, Centocor will own beneficially and of record 7,100,000 shares, or 71.0% of the outstanding Common Stock (approximately 68.0% if the Underwriters exercise their over-allotment option in full). Centocor will therefore be able, acting alone, to elect the entire Board of Directors of the Company and to control the vote on matters submitted to a vote of the Company's shareholders. Except as described above, the Company is not aware of any person or group that will beneficially own more than 5% of the outstanding shares of Common Stock following this offering.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which (i) 25,000,000 shares are designated as Class A Common Stock, (ii) 10,000,000 shares are designated as Class B Common Stock and (iii) 15,000,000 shares are not designated by the Company's Articles of Incorporation but are subject to designation as to class, series, rights, limitations, and special rights, if any, by the Company's Board of Directors prior to issuance. Of the 25,000,000 shares of Common Stock designated as Class A Common Stock, 2,900,000 shares are being offered hereby. Of the 10,000,000 shares of Common Stock designated as Class B Common Stock, 7,100,000 shares are outstanding and are held by Centocor. A description of the material terms and provisions of the Company's Articles of Incorporation, as amended and restated, affecting the relative rights of the Class A Common Stock and the Class B Common Stock is set forth below. This description is intended as a summary and is qualified in its entirety by reference to the form of the Company's Amended and Restated Articles of Incorporation filed with the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  Voting rights. The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to 10 votes per share on all matters to be voted on by shareholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors and have no preemptive rights. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by all shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

  Dividends and Stock Splits. Holders of Class A Common Stock and Class B Common Stock will share ratably in any dividend declared by the Board of Directors. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock. The Company may not split, divide or combine the shares of either class of Common Stock without at the same time splitting, dividing or combining the shares of the other Class of Common Stock in the same proportion and manner.

  Conversion. Until the occurrence of certain events described below, each share of Class B Common Stock is convertible at such holder's option into one share of Class A Common Stock. Any shares of Class B Common Stock transferred to a person with the result that Centocor is no longer the beneficial owner of such shares shall automatically convert to shares of Class A Common Stock, on a one-for-one basis, upon such disposition, except for a disposition effected in connection with a transfer of Class B Common Stock to shareholders of Centocor as a dividend intended to be a tax-free distribution under section 355 of the Code (a "Tax-Free Spin-Off"). In the event of a Tax-Free Spin-Off, shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on a share-for-share basis on the fifth anniversary of the Tax-Free Spin-Off unless prior to such Tax-Free Spin-Off Centocor delivers to the Company an opinion of counsel (which counsel shall be reasonably satisfactory to the Company) to the effect that such conversion would preclude Centocor from obtaining a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off under the Code.

  All shares of Class B Common Stock shall automatically convert into Class A Common Stock if a Tax-Free Spin-Off has not occurred and the number of outstanding shares of Class B Common Stock falls below a majority of the aggregate number of outstanding shares of Common Stock. This will prevent Centocor from decreasing its economic interest in the Company to less than a majority while still retaining voting control. Such conversion will be effected on a share-for-share basis. In addition, in order to give any holder of the Class A Common Stock or Class B Common Stock the right to participate in any offer for a significant amount of the shares of the other class that is not similarly offered for the shares of such holder's class, following a Tax-Free Spin-Off, shares of Common Stock of each class will be convertible, at the option of the holder thereof, on a share-for-share basis, into shares of the other class if any person (other than Centocor or any of its subsidiaries), agreeing to act together for the purpose of acquiring, holding, voting or disposing of shares of Common Stock, makes an offer, which the board of directors deems to be a bona fide offer, to purchase 5% or more of other class of Common Stock for cash and/or other securities or property without making a similar offer for the shares of such class. The shares of Common Stock of a class may only be so converted during the period in which the bona fide offer is in effect. Any share of Common Stock so converted and not acquired by the offeror prior to the termination of the offer will automatically reconvert to a share of the class from which it was converted upon such termination.

  Other Rights. In the event of any merger or consolidation of the Company with or into another company, all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). On liquidation, dissolution or winding up of the Corporation, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of either class of Common Stock are subject to redemption rights.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is BankBoston, N.A. c/o Boston Equiserve. Its address for such purposes is Shareholder Services, P.O. Box 8040, Boston, Massachusetts 02266-8040, and its telephone number at that address is (617) 575-3120.

CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

  The Articles of Incorporation and Bylaws of the Company contain certain provisions that may enhance the likelihood of continuity and stability in the composition of the Board of Directors and may discourage a future unsolicited takeover of the Company. These provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management, including incumbent members of the Board of Directors, even if some or a majority of the Company's shareholders deem such an attempt to be in their best interests.

  Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 15,000,000 shares of capital stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares, without any further vote or action by the Company's shareholders. Such charter provisions could have the effect of delaying or preventing a change of control of the Company. The rights of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any capital stock that may be issued in the future. The issuance of any such shares of capital stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue any shares of such capital stock.

  The Company's Articles of Incorporation, as amended and restated, or Bylaws, as applicable, among other things (i) provide that the number of directors will be determined from time to time by the Board of Directors through a resolution adopted by a majority of the Board of Directors, (ii) permit vacancies on the Board of Directors that may occur between annual meetings and newly created seats to be filled only by the Board of Directors and not by the shareholders, (iii) do not permit the shareholders to call special meetings of shareholders, (iv) provide that the Board of Directors, without action by the shareholders, may issue and fix the rights and preferences of shares of new classes or series of the Company's capital stock, and (v) permit shareholder action, without a meeting, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote on such action were present and voting without prior notice to the remaining shareholders. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting or other rights of the holders of, the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The 2,900,000 shares of Class A Common Stock sold in the offering (3,335,000 shares if the Underwriters exercise their over-allotment option in full) will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an affiliate of the Company (an "Affiliate"), as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"). Persons who may be deemed to be Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include directors and certain officers of the Company as well as significant shareholders of the Company, if any. Persons who are Affiliates will be permitted to sell the shares of Class A Common Stock that are issued in this offering only pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Securities Act, including exemptions provided by Rule 144.

  The shares of Class B Common Stock held by Centocor are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or pursuant to an exemption from the regulations thereunder, including exceptions provided by Rule 144. The Company and Centocor have agreed not to offer or sell any shares of Common Stock, subject to certain exceptions, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters." The Registration Rights Agreement provides that, upon the request of Centocor, the Company will use its best efforts to effect the registration under applicable federal and state securities laws of any of the shares of Company Class A Common Stock which Centocor intends to sell, and the Company is required to take such other action necessary to permit the sale thereof subject to certain limitations specified in the Registration Rights Agreement. Centocor also has the right, which it may exercise at any time and from time to time, to include shares of Company Class A Common Stock held by it in certain other registrations of equity securities of the Company initiated by the Company on its own behalf or on behalf of its other shareholders.

                                 UNDERWRITERS

  Under the terms and subject to the conditions in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective numbers of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                        NUMBER
           NAME                                                        OF SHARES
           ----                                                        ---------
     Morgan Stanley & Co. Incorporated................................
     Credit Suisse First Boston Corporation...........................
                                                                       ---------
         Total........................................................ 2,900,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents
a concession not in excess of $   per share under the public offering price.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per share to other Underwriters or to certain dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

  Application has been made to list the Class A Common Stock for quotation on the Nasdaq National Market System under the symbol "CNDX."

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 435,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock offered by the Underwriters in the offering.

  Centocor and the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A Common Stock, whether any such transaction described in clause (i) or (ii) of above is to be settled by delivery of Class A Common

Stock or other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than the shares of Class A Common Stock offered hereby. The foregoing sentence shall not apply to (A) the shares of Class A Common Stock to be sold in this offering, (B) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this offering of which the Underwriters have been advised in writing or (C) the issuance by the Company of options under its Directors' Plan and Employee Plan provided that such options are not exerciseable until expiration of such 180 day period.

  At the request of the Company, the Underwriters have reserved for sale at the initial offering price up to 145,000 shares of Class A Common Stock offered hereby for officers, directors, employees and certain other persons associated with the Company. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A Common Stock offered by them.

  The Company, Centocor and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  In order to facilitate the offering of the Class A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A Common Stock in the offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  From time to time, each of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation have provided certain financial advisory services to Centocor.

PRICE OF THE OFFERING

  Prior to this offering, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock was determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price were the revenues, earnings and certain other pro forma financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, and certain ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

  Certain legal matters in connection with this offering will be passed upon for the Company by Duane, Morris & Heckscher LLP, One Liberty Place, Philadelphia, Pennsylvania 19103-7396. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Richard D. Spizzirri, a director of Centocor, is Senior Counsel to the firm of Davis Polk & Wardwell and owns 92,444 shares of Common Stock of Centocor.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such material may be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

  The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"). As a result of the Offering, the Company will become subject to the informational requirements of the 1934 Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. In addition, the Company intends to furnish to its shareholders annual reports containing consolidated financial statements examined by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CENTOCOR DIAGNOSTICS, INC.
 Independent Auditors' Report............................................. F-2
 Consolidated Balance Sheets as of December 31, 1995 and 1996 and Septem-
  ber 30, 1997 (unaudited)................................................ F-3
 Consolidated Statements of Operations for the Years Ended December 31,
  1994, 1995 and 1996 and the Nine-Month Periods Ended September 30, 1996
  and 1997 (unaudited).................................................... F-4
 Consolidated Statements of Shareholder's Equity for the Years Ended De-
  cember 31, 1994, 1995 and 1996 and the Nine-Month Period Ended September
  30, 1997 (unaudited).................................................... F-5
 Consolidated Statements of Cash Flows for the Years Ended December 31,
  1994, 1995 and 1996 and the Nine-Month Periods Ended September 30, 1996
  and 1997 (unaudited).................................................... F-6
 Notes to Consolidated Financial Statements............................... F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Centocor Diagnostics, Inc.:

  We have audited the accompanying consolidated balance sheets of Centocor Diagnostics, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, cash flows and shareholder's equity for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centocor Diagnostics, Inc., and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania

October 13, 1997

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 DECEMBER 31,
                                                ----------------
                                                                  SEPTEMBER 30,
                                                 1995     1996        1997
                                                -------  -------  -------------
                                                                   (UNAUDITED)
                    ASSETS
Current assets:
 Cash and cash equivalents..................... $   --   $   --      $ 3,670
 Accounts and contracts receivable.............   9,234    7,907      10,184
 Inventory (Note 4)............................   5,049    3,846       5,420
 Prepaid expenses..............................      63       62          66
 Deferred offering costs.......................     --       --          198
                                                -------  -------     -------
  Total current assets.........................  14,346   11,815      19,538
Equipment and furniture:
 Equipment, furniture, and fixtures............   5,285    5,214       5,840
 Less accumulated depreciation.................  (3,008)  (3,666)     (4,055)
                                                -------  -------     -------
  Net equipment and furniture..................   2,277    1,548       1,785
Long-term investments (Note 6).................     --       820      10,061
Intangible and other assets, net (Note 5)......   2,479    1,481       1,332
Deferred income taxes, net (Note 10)...........     --     1,631       2,144
                                                -------  -------     -------
  Total assets................................. $19,102  $17,295     $34,860
                                                =======  =======     =======
     LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
 Accounts payable.............................. $   882  $   601     $   631
 Accrued expenses (Note 7).....................   2,714    3,530       4,574
 Due to Parent.................................     --       --          990
                                                -------  -------     -------
  Total current liabilities....................   3,596    4,131       6,195
                                                -------  -------     -------
Other long-term liabilities....................     127      100         --
                                                -------  -------     -------
  Total liabilities............................   3,723    4,231       6,195
                                                -------  -------     -------
Shareholder's Equity (Note 1):
 Common stock, par value $.01 per share.
  Authorized 50,000,000 shares; 12,000,000
  shares issued and outstanding at September
  30, 1997.....................................     --       --          120
 Additional paid-in capital....................   8,752   13,974      18,398
 Unrealized gain on marketable security........     --       --        9,218
 Retained earnings (deficit)...................   6,627     (910)        929
                                                -------  -------     -------
  Total shareholder's equity...................  15,379   13,064      28,665
                                                -------  -------     -------
  Total liabilities and shareholder's equity... $19,102  $17,295     $34,860
                                                =======  =======     =======

          See accompanying Notes to Consolidated Financial Statements.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  NINE MONTHS
                                                                     ENDED
                                      YEARS ENDED DECEMBER 31,   SEPTEMBER 30,
                                     -------------------------- ---------------
                                       1994     1995     1996    1996    1997
                                     -------- -------- -------- ------- -------
                                                                  (UNAUDITED)
Revenues:
 Sales.............................. $ 36,325 $ 40,208 $ 37,611 $28,574 $24,191
 Contracts..........................      808    2,040    2,481   1,103   3,446
                                     -------- -------- -------- ------- -------
                                       37,133   42,248   40,092  29,677  27,637
                                     -------- -------- -------- ------- -------
Costs and expenses:
 Cost of sales......................   12,505   13,479   13,458  10,329   8,221
 Research and development...........    6,531    5,336    7,758   5,446   5,737
 Marketing, general and
  administrative....................    9,961   10,356   10,162   7,506   8,773
                                     -------- -------- -------- ------- -------
                                       28,997   29,171   31,378  23,281  22,731
                                     -------- -------- -------- ------- -------
Income before income taxes..........    8,136   13,077    8,714   6,396   4,906
Provision for income taxes..........    3,487    5,392    3,464   2,635   2,031
                                     -------- -------- -------- ------- -------
Net income.......................... $  4,649 $  7,685 $  5,250 $ 3,761 $ 2,875
                                     ======== ======== ======== ======= =======
Pro Forma Data (Note 2):
 Earnings per share.................                   $   0.53         $  0.29
                                                       ========         =======
 Shares outstanding.................                     10,000          10,000


          See accompanying Notes to Consolidated Financial Statements.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                              UNREALIZED
                                   ADDITIONAL  GAIN ON                 TOTAL
                            COMMON  PAID IN   MARKETABLE RETAINED  SHAREHOLDER'S
                            STOCK   CAPITAL   SECURITIES EARNINGS     EQUITY
                            ------ ---------- ---------- --------  -------------
Balance at December 31,
 1993.....................   $--    $   --      $  --    $ 17,647    $ 17,647
Net income................    --        --         --       4,649       4,649
Income tax forgiven by
 Parent...................    --      3,475        --         --        3,475
Distribution to Parent....    --        --         --     (12,395)    (12,395)
                             ----   -------     ------   --------    --------
Balance at December 31,
 1994.....................    --      3,475        --       9,901      13,376
Net income................    --        --         --       7,685       7,685
Income tax forgiven by
 Parent...................    --      5,277        --         --        5,277
Distribution to Parent....    --        --         --     (10,959)    (10,959)
                             ----   -------     ------   --------    --------
Balance at December 31,
 1995.....................    --      8,752        --       6,627      15,379
Net income................    --        --         --       5,250       5,250
Income tax forgiven by
 Parent...................    --      5,222        --         --        5,222
Distribution to Parent....    --        --         --     (12,787)    (12,787)
                             ----   -------     ------   --------    --------
Balance at December 31,
 1996.....................    --     13,974        --        (910)     13,064
Net income (unaudited)....    --        --         --       2,875       2,875
Issuance of common stock
 to Parent (unaudited)....    120       --         --         --          120
Capital contribution by
 Parent (unaudited).......    --      1,880        --         --        1,880
Income tax forgiven by
 Parent (unaudited).......    --      2,544        --         --        2,544
Unrealized gain on market-
 able securities
 (unaudited)..............    --        --       9,218        --        9,218
Distribution to Parent
 (unaudited)..............    --        --         --      (1,036)     (1,036)
                             ----   -------     ------   --------    --------
Balance at September 30,
 1997 (unaudited).........   $120   $18,398     $9,218   $    929    $ 28,665
                             ====   =======     ======   ========    ========


          See accompanying Notes to Consolidated Financial Statements.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                NINE MONTHS
                                                                   ENDED
                                  YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                 ----------------------------  ---------------
                                   1994      1995      1996     1996     1997
                                 --------  --------  --------  -------  ------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income..................... $  4,649  $  7,685  $  5,250  $ 3,761  $2,875
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Net loss on disposal of fixed
   assets.......................      --        219        21      --      --
  Write off of intangibles            --        --        307      --      --
  Depreciation and amortization.      879     1,002       902      674     542
  Deferred income taxes.........       12       115    (1,758)  (1,487)   (513)
  Income tax forgiven by Parent.    3,475     5,277     5,222    4,122   2,544
  Changes in assets and
   liabilities:
   Accounts and contracts re-
    ceivable....................    3,768    (3,210)    1,327    2,240  (2,277)
   Inventory....................     (882)    1,264     1,203      978  (1,574)
   Prepaid expenses.............        2         3         1        1      (4)
   Deferred offering costs......        1       --        --       --     (198)
   Intangible and other assets..    1,072      (233)      482      745     (27)
   Accounts payable.............     (675)       90      (281)    (306)     30
   Accrued expenses.............      366        88       816      375   1,044
   Due to Parent................      --        --        --       --      990
   Other long-term liabilities..      --        --        100      --     (100)
                                 --------  --------  --------  -------  ------
  Net cash provided by operating
   activities...................   12,667    12,300    13,592   11,103   3,332
                                 --------  --------  --------  -------  ------
Cash flows from investing
 activities:
 Purchases of fixed assets......     (272)   (1,341)       15     (228)   (626)
 Purchase of long-term
  investments...................      --        --       (820)    (770)    --
                                 --------  --------  --------  -------  ------
 Net cash used for investing
  activities....................     (272)   (1,341)     (805)    (998)   (626)
                                 --------  --------  --------  -------  ------
Cash flows from financing
 activities:
 Distribution to Parent.........  (12,395)  (10,959)  (12,787) (10,105) (1,036)
 Issuance of common stock to
  Parent........................      --        --        --       --      120
 Investments by Parent..........      --        --        --       --    1,880
                                 --------  --------  --------  -------  ------
Net cash provided by (used for)
 financing activities...........  (12,395)  (10,959)  (12,787) (10,105)    964
                                 --------  --------  --------  -------  ------
Net increase in cash and cash
 equivalents....................      --        --        --       --    3,670
Beginning cash and cash
 equivalents....................      --        --        --       --      --
                                 --------  --------  --------  -------  ------
Ending cash and cash
 equivalents.................... $    --   $    --   $    --   $   --   $3,670
                                 ========  ========  ========  =======  ======
Supplemental disclosure of
 noncash financing activity:
  Income tax forgiven by Parent. $  3,475  $  5,277  $  5,222  $ 4,122  $2,544

          See accompanying Notes to Consolidated Financial Statements.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

  Centocor Diagnostics develops, manufactures and sells diagnostic human health care products based primarily upon monoclonal antibody technologies. The Company's products and product candidates focus primarily on oncology and cardiovascular diseases. The Company is a leading provider of IVD tests, components and reagents to monitor the efficacy of cancer therapies, primarily in patients with breast, ovarian or pancreatic cancer.

  Prior to the Company's formation as a Pennsylvania corporation on August 22, 1997, it operated as part of a division of Centocor, Inc. ("Centocor"). On August 22, 1997, certain assets and liabilities of the division were contributed to the Company, which is a wholly-owned subsidiary of Centocor, in exchange for all common shares, par value $.01 per share. The transaction was accounted for as a reorganization of entities under common control and, accordingly, the assets and liabilities were recorded at their historical book value.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying financial statements include the accounts of Centocor Diagnostics as part of a division of Centocor through August 22, 1997 and as Centocor Diagnostics, Inc. and subsidiaries thereafter. All significant intercompany balances and transactions have been eliminated in consolidation.

  Significant management assumptions were made in allocating costs from Centocor in order to present the balance sheets and statements of operations. Management of the Company believes that such costs have been reasonably allocated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Inventory

  Inventory is stated at the lower of cost or market value using the first-in, first-out method. Inventories have various expiration dates. Valuation adjustments are provided for inventories which are likely to expire prior to sales or likely to otherwise not be available for sale.

 Equipment and Furniture

  Equipment and furniture and fixtures are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years.

 Intangible and Other Assets

  Intangible and other assets are stated at cost, net of accumulated amortization. Amortization is provided using either the straight-line method or more applicable methods over the estimated useful lives, generally 3 to 20 years. Licensing agreements and other assets are reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of the asset may not be recoverable. Impairment is evaluated by using undiscounted identified or expected cash flows.

 Revenue Recognition

  Sales revenues for completed kits and components are recognized when goods are shipped. For certain bulk reagents, sale revenues are recognized upon confirmation from the Company's customers that the product has been shipped to the final end user.

 Pro Forma Earnings Per Share

  Pro forma earnings per share is computed as if the conversion of the 12.0 million shares of the Company's Common Stock to 7.1 million shares of Class B Common Stock and the issuance of 2.9 million shares of Class A Common Stock in the proposed initial public offering ("Offering"), as described in Note 12-- Subsequent Event, had occurred and been outstanding as of the beginning of each period presented.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

  Revenues associated with research and development or commercialization agreements are recognized when they are earned in accordance with the applicable performance requirements and other contractual terms. Payments received which are related to the performance of future services are deferred and recognized as revenue over the ensuing period in which the service is rendered.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes ("SFAS 109"). The provision for Federal and State income taxes is calculated as if the Company were a stand-alone corporation filing separate returns. Deferred income taxes are recognized based upon future income tax effects (using enacted tax laws and rates) of differences in the carrying amounts of assets and liabilities for financial reporting and tax purposes. A valuation allowance is recognized if it is more likely than not that some or all of a deferred tax asset will not be realized.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of amounts held as bank deposits and marketable securities with a maturity of three months or less.

 Fair Value of Financial Instruments

  Cash and cash equivalents, accounts and contracts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short maturities.

NOTE 3--COMMITMENTS AND CONTINGENCIES

 Liquidity and Capital Resources

  The Company has incurred significant operating expenses developing, manufacturing and marketing diagnostic products.

  The Company's future financial condition is dependent upon the Company's rate of net cash outflows and levels of diagnostic product sales. For the year ended December 31, 1996, sales of the Company's products generated sufficient revenue to result in positive cash flow for the year. The level of future sales of diagnostic products and services will be dependent upon several factors, including, but not limited to, the development of instrumentation technologies by a third party, the timing and extent of future regulatory approvals of the Company's products, approval and commercialization of competitive products and the degree of acceptance of the Company's products in the marketplace. There can be no assurance that the U.S. Food and Drug Administration (FDA) or other regulatory approvals expanding the authorized use of, or permitting the commercial sale of any of the Company's product candidates under development will be obtained. Failure to obtain additional timely FDA or other regulatory approvals for the use of product candidates will have a material adverse effect on the Company.

 Royalties

  The Company has entered into agreements to support research at certain research institutions. These agreements, which grant the Company licenses and/or options to license certain technology resulting from the research, generally require the Company to pay royalties to such institutions on the sales of any products that utilize the licensed technology. Further, the Company has licenses under certain patents, patent applications and technology and pays the licensors or their licensees royalties under such agreements.

  All royalties are reflected in cost of sales as incurred. Royalty costs represent a significant percentage of cost of sales.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

 Product Liability

  The testing and marketing of medical products entails an inherent risk of product liability. The Company maintains limited product liability insurance coverage through Centocor. Centocor Diagnostics' business may be materially adversely affected by a successful product liability claim in excess of any insurance coverage. There can be no assurance that product liability insurance coverage will continue to be available to Centocor Diagnostics in the future on reasonable terms or at all.

NOTE 4--INVENTORY

  Inventory, net of valuation adjustments, consists of the following (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
     Raw materials.................................. $1,605 $1,373    $1,695
     Work in process................................  2,944  1,486     2,748
     Finished goods.................................    500    987       977
                                                     ------ ------    ------
                                                     $5,049 $3,846    $5,420
                                                     ====== ======    ======

  Inventories have various expiration dates. The Company continually evaluates the extent of inventory reserves considered necessary based upon the future regulatory and commercial status of such products. There can be no assurance that additional valuation adjustments for inventories will not be required in the future.

NOTE 5--INTANGIBLE AND OTHER ASSETS

  Intangible and other assets consist of the following, net of accumulated amortization of $1,424,000 and $2,077,109 and $1,915,273 at December 31, 1995
and 1996, and September 30, 1997, respectively, (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
     Prepaid license fees........................... $1,436 $1,012    $1,171
     Long term portion of contract receivables......    925    333       --
     Other..........................................    118    136       161
                                                     ------ ------    ------
                                                     $2,479 $1,481    $1,332
                                                     ====== ======    ======

NOTE 6--INVESTMENTS

  In 1996, in compensation for prior research and commercialization efforts performed by the Company on behalf of Chromavision the Company received an 8.8% ownership (7.8% on a fully diluted basis) interest in Chromavision. The Company recorded this investment at $770,000 representing the fair value of the investment determined based on prices paid by third parties for the purchase of Chromavision shares during the relevant time period. Subsequent to the Company's investment, Chromavision completed an initial public offering of its common stock resulting in a market value of the Company's investment of $9,988,000 as of September 30, 1997 (unaudited) based on the closing price of Chromavision common stock on such date. The Chromavision investment is classified as available for sale with unrealized gains and losses recorded as a component of shareholder's equity. Under an agreement with Chromavision's underwriters, the Company has agreed that it will not sell or otherwise dispose of any Chromavision stock until after a period of 180 days that commenced on August 5, 1997 (the effective date of the Chromavision offering), without the prior consent of the Chromavision underwriters.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

NOTE 7--ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses consist of the following (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
     Compensation................................... $  469 $1,257    $2,093
     Royalties......................................  1,082    944       952
     Clinical.......................................    148    260       570
     Marketing......................................    340    271       238
     Reserve for customer claims....................    552    629       655
     Other..........................................    123    169        66
                                                     ------ ------    ------
                                                     $2,714 $3,530    $4,574
                                                     ====== ======    ======

 Revolving Credit Agreement

  On August 22, 1997 the Company entered into a revolving credit agreement with Centocor for a maximum principal amount of $5,000,000, which may be used by the Company for working capital purposes. As of September 30, 1997 the Company has not utilized the revolving credit with Centocor, Inc. Interest will accrue on any outstanding loans under the revolving credit agreement at an annual rate equal to the good faith estimate by Centocor and the Company of the rate that would be charged by a third party financial institution extending a loan to the Company at the time of the initial loan under the revolving credit agreement. The Company may make payments and prepayments in whole or in part without penalty at any time prior to the termination date of the agreement, August 21, 1998, at which time any outstanding balance is due to Centocor.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

NOTE 8--GEOGRAPHIC AND CUSTOMER INFORMATION

                     GEOGRAPHIC INFORMATION (IN THOUSANDS)

     YEARS ENDED DECEMBER 31,                                           REVENUES
     ------------------------                                           --------
     1994
      United States.................................................... $ 7,368
      France...........................................................   5,471
      Germany..........................................................   7,417
      Italy............................................................   3,173
      Japan............................................................  11,154
      Other............................................................   2,550
                                                                        -------
                                                                        $37,133
                                                                        =======
     1995
      United States.................................................... $11,122
      France...........................................................   4,988
      Germany..........................................................   8,403
      Italy............................................................   2,872
      Japan............................................................  11,961
      Other............................................................   2,902
                                                                        -------
                                                                        $42,248
                                                                        =======
     1996
      United States.................................................... $ 9,525
      France...........................................................   5,157
      Germany..........................................................   8,108
      Italy............................................................   2,640
      Japan............................................................  11,286
      Other............................................................   3,376
                                                                        -------
                                                                        $40,092
                                                                        =======
     Nine months ended September 30, 1997 (unaudited)
      United States.................................................... $ 8,195
      France...........................................................   2,364
      Germany..........................................................   5,546
      Italy............................................................   1,808
      Japan............................................................   7,416
      Other............................................................   2,308
                                                                        -------
                                                                        $27,637
                                                                        =======

  Revenues related to sales from unaffiliated customers are based on the location of the customers. Revenues related to contracts (see Note 9) from unaffiliated customers are included in the United States. The Company's operations are conducted solely in the United States.

 Customer Information

  During the first nine months of 1997, approximately 66% of the Company's total product sales were to four customers, as follows: 25% to TFB, Inc., 18% to Boehringer Mannheim GmbH, 16% to Abbott Laboratories and

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

7% to CIS bio International. During 1996, approximately 70% of the Company's total product sales were to four customers, as follows: 25% to TFB, Inc., 19% to Boehringer Mannheim GmbH, 14% to Abbott Laboratories, and 12% to CIS bio International. During 1995, approximately 65% of the Company's total product sales were to four customers, as follows: 14% to Abbott Laboratories, 15% to Boehringer Mannheim GmbH, 11% to CIS bio International and 25% TFB, Inc., Inc. During 1994, approximately 64% of the Company's total product sales were to four customers, as follows: 12% to Abbott Laboratories, 14% to Boehringer Mannheim GmbH, 13% to CIS bio International and 25% to TFB, Inc.

  Certain of the Company's sales are subject to foreign currency fluctuations as a result of conversion provisions set forth in respective agreements to determine payment amounts owed to the Company. The conversion provisions generally provide that sales in foreign currencies are converted to U.S. dollars periodically based upon an exchange rate that is published or announced by a financial publication or institution as set forth in the respective agreement.

NOTE 9--CONTRACT REVENUES

  The Company has entered into various commercialization agreements under which it has recognized revenues from non-refundable fees or milestone payments in support of its research and development efforts. Revenues recorded under these agreements amounted to $808,000, $2,040,000 and $2,481,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $1,103,000 and $3,446,000 for the nine months ended September 30, 1996 and 1997, respectively.

NOTE 10--INCOME TAXES


  During the periods presented in the accompanying financial statements, the Company is a member of a consolidated group having significant net operating loss carryforwards. Under a tax sharing agreement entered into between Centocor and the Company, the Company will make no payments to Centocor for its use, if any, of the consolidated group's U.S. Federal income tax net operating loss and tax credit carryforwards during the period prior to the offering in which the Company is a member of the Centocor consolidated group (see Note 11-Related Party Transactions). The provisions for income taxes in the accompanying financial statements were calculated as if the expected tax sharing agreement had been in effect for all periods presented. As a result of the Offering contemplated by the prospectus, the Company will cease being a member of the Centocor consolidated tax group for all periods after the Offering and will be subject to payment of income taxes as a stand-alone corporation.

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

  Had the Company been subject to SFAS 109, as a separate company for the periods presented below, the Company's components of the provision for income taxes, its statutory tax rate reconciliation and its components of deferred tax assets would have been as follows (in thousands):

  Components of the provision for income taxes:

                                        YEARS ENDED           NINE MONTHS
                                        DECEMBER 31,      ENDED SEPTEMBER 30,
                                    --------------------  ---------------------
                                     1994   1995   1996      1996       1997
                                    ------ ------ ------  ----------  ---------
                                                              (UNAUDITED)
   Current
    Federal........................ $2,501 $4,003 $3,994  $    3,157  $   1,940
    State..........................    974  1,274  1,228         965        604
                                    ------ ------ ------  ----------  ---------
                                     3,475  5,277  5,222       4,122      2,544
   Deferred
    Federal........................      9     90 (1,367)     (1,157)      (399)
    State..........................      3     25   (391)       (330)      (114)
                                    ------ ------ ------  ----------  ---------
                                        12    115 (1,758)     (1,487)      (513)
                                    ------ ------ ------  ----------  ---------
      Total........................ $3,487 $5,392 $3,464  $    2,635  $   2,031
                                    ====== ====== ======  ==========  =========

  Differences between the recorded income tax expense and that which would result by applying statutory rates:

                                       YEARS ENDED            NINE MONTHS
                                       DECEMBER 31,       ENDED SEPTEMBER 30,
                                   ---------------------  --------------------
                                    1994   1995    1996     1996       1997
                                   ------ ------  ------  ---------  ---------
                                                              (UNAUDITED)
Computed expected tax expense..... $2,848 $4,577  $3,050  $   2,239  $   1,717
Inc. (decrease) in expected
 expense from:
  State income taxes, net of
   federal benefit................    635    844     544        413        318
  Other, net......................      4    (29)   (130)       (17)        (4)
                                   ------ ------  ------  ---------  ---------
    Provision for income taxes.... $3,487 $5,392  $3,464  $   2,635  $   2,031
                                   ====== ======  ======  =========  =========

  Deferred tax assets and (liabilities) consisted of the following:

                                                    DECEMBER 31,
                                                    -------------  SEPTEMBER 30,
                                                    1995    1996       1997
                                                    -----  ------  -------------
                                                                    (UNAUDITED)
   Deferred research and development............... $ --   $1,721     $2,324
   Other ..........................................  (127)    (90)      (180)
                                                    -----  ------     ------
   Net deferred tax asset (liability).............. $(127) $1,631     $2,144
                                                    =====  ======     ======

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES

NOTE 11--RELATED PARTY TRANSACTIONS

 Service Charges from Centocor, Inc.

  The Company has been charged for the use of certain facilities, and management support services, including both research and administrative support as provided by Centocor. These charges represent an allocation of the Company's proportionate share of Centocor's overhead costs using formulas which management believes are reasonable based upon the Company's use of the facilities and services. All the costs for all periods presented, including payroll costs, are directly attributable to the Company and have been paid by Centocor and charged to the Company. For these services, the Company was charged as follows (in thousands):

                                                  DECEMBER 31,
                                              -------------------- SEPTEMBER 30,
                                               1994   1995   1996      1997
                                              ------ ------ ------ -------------
                                                                    (UNAUDITED)
   Administrative service.................... $4,985 $5,020 $4,665    $4,328
   Information management service............  1,168    766    652       566
   Insurance.................................    737    822    692       626
   Facilities................................  2,142  2,029  1,772     1,026
   Research and development..................    437    395    241       317
                                              ------ ------ ------    ------
     Total................................... $9,469 $9,032 $8,022    $6,863
                                              ====== ====== ======    ======

  At September 30, 1997, the Company has recorded a liability of $990,000 to Centocor for unpaid service charges.

  Administrative services included finance, purchasing, legal, executive, investor relations, quality assurance, regulatory, human resources, engineering, telecommunications, radiation safety. Information management service charge included a charge for the depreciation of hardware, computer leases, software charges, telephone usage, computer support, business system support, and system services. Insurance included allocations for product liability, building, directors and officers, automobile, and worker's compensation. Facilities charges include the use of certain laboratory, research, manufacturing, warehouse and office space.

  Centocor and the Company have entered into a formal services agreement under which Centocor will provide various corporate services to the Company.

 Asset and Technology Transfer Agreement

  Under various agreements dated August 22, 1997, Centocor transferred its relevant assets and liabilities to the Company, assigned its relevant contracts and licenses to the Company and assigned or licensed technology owned or controlled by it and relating to the production of the Company's products and services. The license is worldwide and royalty-free as to Centocor although the Company is obliged to Centocor licensors for royalties due them.

 Personnel Related Benefits

  The Company and Centocor have an arrangement in which the Company is charged for stock compensation and employee health and life insurance benefits expenses related to the employees of the Company. The employees of the Company participate in Centocor's Qualified Savings and Retirement Plan (the "Plan"). Employee benefits are based solely on the employees' discretionary contributions and Centocor's discretionary matching contribution. Centocor generally makes its discretionary matching contribution in shares of its common stock. Centocor Diagnostics share of the discretionary contribution totaled $153,000, $215,000, and $216,000 in 1994, 1995, and 1996 respectively, and $116,000 and $153,000 for the nine months ended September 30, 1996

                  CENTOCOR DIAGNOSTICS, INC. AND SUBSIDIARIES and 1997, respectively. Employee contributions to the Plan may be invested in various instruments, including Centocor's common stock, at the discretion of the employee.

  Centocor Diagnostics' Qualified Savings and Retirement Plan was established on August 22, 1997, the provisions of which are substantially the same as the Plan.

 Stock Option and Restricted Stock Award Plans

  The employees of Centocor Diagnostics participate in Centocor's stock option plans pursuant to which options to purchase a total of approximately 9,050,000 Shares of Centocor Common Stock have been authorized for grant to Centocor's employees and to its non-employee directors. Under the terms of these plans, the option exercise price may not be less than the fair market value of the underlying stock at the time the option is granted. The options granted under these plans generally expire upon the earlier of the termination of the optionee's employment or service or ten years from the date of the grant.

  Centocor has adopted Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which was issued in October 1995 and is effective for transactions entered into in fiscal years beginning after December 15, 1995. In accordance with the provisions of SFAS 123, which allow Centocor to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans and accordingly, Centocor does not recognize compensation cost for options granted. As such, the accompanying financial statements of Centocor Diagnostics reflect no allocation of compensation costs for its employees.

  The Company will adopt stock option plans (the "Stock Option Plans") under which directors, officers and employees may be granted options to purchase shares of Class A Common Stock. Options are granted at fair market value at the date of grant. Options are exercisable under specified conditions for up to 10 years from the date of grant. Under provisions of the Stock Option Plans, participants may deliver to the Company stock in payment of the option price and receive credit for the fair market value of the shares of Common Stock delivered on the date of delivery.

 Tax-Sharing Agreement

  Pursuant to a tax sharing agreement between Centocor and the Company, the Company will make no payments to Centocor for its use, if any, of the consolidated group's U.S. Federal income tax net operating loss and tax credit carryforwards during the period prior to the Offering in which the Company is a member of Centocor's consolidated group. The Company will treat any such usage as a contribution of capital from Centocor. As a result of the Offering, the Company will no longer be a member of Centocor's consolidated group for Federal tax purposes.

NOTE 12--SUBSEQUENT EVENT (UNAUDITED)

  On October 2, 1997, the Company's Board of Directors authorized the filing of a registration statement on Form S-1 which will result in the expected sale of Class A common stock in a public offering. On November 24, 1997 the Company's Articles of Incorporation were amended, resulting in the authorization of 25 million shares of $.01 par value Class A Common Stock, 10 million shares of $.01 par value Class B Common Stock, and 15 million undesignated common shares. The 12 million shares of the Company's Common Stock outstanding immediately prior to the amendment automatically converted into 7.1 million shares of Class B Common Stock. On November 24, 1997 the Board of Directors of the Company authorized the issuance of 2,900,000 shares of Class A common stock. As of September 30, 1997, capitalized offering costs totaled $198,000. Upon completion of the proposed initial public offering, the offering costs will be netted against proceeds raised in the offering. Should the offering not be consummated, the offering costs will be expensed by the Company.

                                      LOGO
                          [Centocor diagnostics inc.]

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission (the "Commission") registration fee, the National Association of Securities Dealers, Inc. ("NASD") registration fee and the Nasdaq National Market listing fee.

                                                                    PAYABLE BY
                                                                  THE REGISTRANT
                                                                  --------------
   SEC registration fee..........................................  $ 15,159.09
   NASD registration fee.........................................  $  4,500.00
   Nasdaq National Market listing fee............................  $ 20,000.00*
   Blue Sky fees and expenses....................................  $ 20,000.00*
   Accounting fees and expenses..................................  $150,000.00*
   Legal fees and expenses.......................................  $175,000.00*
   Printing and engraving expenses...............................  $200,000.00*
   Miscellaneous fees and expenses...............................  $142,340.91*
                                                                   -----------
    Total........................................................  $727,000.00*
                                                                   ===========

  --------

  * Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The form of Underwriting Agreement filed as Exhibit 1.1 hereto contains certain provisions relating to indemnification. The Pennsylvania Business Corporation Law (the "BCL") authorizes the registrant to grant indemnities to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article 24 of the Company's Bylaws provides as follows:

         "INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

  SECTION 24.1 The Corporation shall indemnify any director or officer, and may indemnify any other employee or agent, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another domestic or foreign corporation, for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  SECTION 24.2 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 24 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. It is the policy of the Corporation that indemnification of, and advancement of expenses to, directors and officers of the Corporation shall be made to the fullest extent permitted by law. To this end, the provisions of this Article 24 shall be deemed to have been amended for the benefit of directors and officers of the Corporation effective immediately upon any modification of the BCL or any modification or adoption of any other law that expands or enlarges the power or obligation of corporations organized under the BCL to indemnify, or advance expenses to, directors and officers of corporations.

  SECTION 24.3 The Corporation shall pay expenses incurred by an officer or director, and may pay expenses incurred by any other employee or agent, in defending an action, or proceeding referred to in this Article 24 in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

  SECTION 24.4 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 24 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

  SECTION 24.5 The Corporation shall have the authority to create a fund of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner, its indemnification obligations, whether arising under these Bylaws or otherwise. This authority shall include, without limitation, the authority to: (a) deposit funds in trust or in escrow;
(b) establish any form of self-insurance; (c) secure its indemnity obligation by grant of a security interest, mortgage or other lien on the assets of the Corporation; or (d) establish a letter of credit, guaranty or surety arrangement for the benefit of such persons in connection with the anticipated indemnification or advancement of expenses contemplated by this Article 24. The provisions of this Article 24 shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 24.1 of this Article 24 but whom the Corporation has the power or obligation to indemnify, or to advance expenses for, under the provisions of the BCL or otherwise. The authority granted by this Section 24.5 shall be exercised by the Board of Directors of the Corporation.

  SECTION 24.6 The Corporation shall have the authority to enter into a separate indemnification agreement with any officer, director, employee or agent of the Corporation or any subsidiary providing for such indemnification of such person as the Board of Directors shall determine up to the fullest extent permitted by law.

  SECTION 24.7 As soon as practicable after receipt by any person specified in
Section 24.1 of this Article 24 of notice of the commencement of any action, suit or proceeding specified in Section 24.1 of this Article 24, such person shall, if a claim with respect thereto may be made against the Corporation under Article 24 of these Bylaws, notify the Corporation in writing of the commencement or threat thereof; however, the omission so to notify the Corporation shall not relieve the Corporation from any liability under Article 24 of these Bylaws unless the Corporation shall have been prejudiced thereby or from any other liability which it may have to such person other than under
Article 24 of these Bylaws. With respect to any such action as to which such person notifies the Corporation of the commencement or threat thereof, the Corporation may participate therein at its own expense and, except as otherwise provided herein, to the extent that it desires, the Corporation, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel selected by the Corporation to the reasonable satisfaction of such person. After notice from the Corporation to such person of its election to assume the defense thereof, the Corporation shall not be liable to such person under Article 24 of these Bylaws for any legal or other expenses subsequently incurred by such person in connection with the defense thereof other than as otherwise provided herein. Such person shall have the right to employ his own counsel in such action, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of such person unless: (a) the employment of counsel by such person shall have been authorized by the Corporation; (b) such person shall have reasonably concluded that there may be a conflict of interest between the Corporation and such person in the conduct of the defense of such proceeding; or (c) the Corporation shall not in fact have employed counsel to assume the defense of such action. The Corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Corporation or as to which such person shall have reasonably concluded that there may be a conflict of interest. If indemnification under Article 24 of these Bylaws or advancement of expenses are not paid or made by the Corporation, or on its behalf, within 90 days after a written claim for indemnification or a request for an advancement of expenses has been received by the Corporation, such person may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. The right to indemnification and advancements of expenses provided hereunder shall be enforceable by such person in any court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on the Corporation. Expenses reasonably incurred by such person in connection with successfully establishing the right to indemnification or advancement of expenses, in whole or in part, shall also be indemnified by the Corporation.

  SECTION 24.8 The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 24.

  SECTION 24.9 Notwithstanding any other provisions of these Bylaws, the approval of shareholders shall be required to amend, repeal or adopt any provision as part of these Bylaws that is inconsistent with the purpose or intent of this Article 24, and, if such action shall be taken, it shall become effective only on a prospective basis from and after the date of such shareholder approval."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On August 22, 1997, in reliance upon the exemption contained in Section 4(2) of the Securities Act, the Company issued 12,000,000 shares of Common Stock to Centocor in exchange for all of the capital stock of the subsidiaries which own all of the assets, subject to the liabilities, which comprised the oncology and cardiovascular diagnostics business of Centocor. Effective on
   , 1997, pursuant to an amendment and restatement of the Company's Articles of Incorporation, the 12,000,000 shares of the Company's Common Stock held by Centocor were reclassified into 7,100,000 shares of Class B Common Stock of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 **1.1   Form of Underwriting Agreement.
   3.1   Form of Amended and Restated Articles of Incorporation of the Company.
  *3.2   Form of Bylaws of the Company.
 **4.1   Form of the Company's Class A Common Stock certificate.
 **4.2   Form of the Company's Class B Common Stock certificate.
   5.1   Opinion of Duane, Morris & Heckscher LLP.
  10.1   Letter of Employment dated July 21, 1997, between Centocor, Inc. and
         R. James Danehy, as amended.
  10.2   Centocor Diagnostics, Inc. 1997 Non-Qualified Stock Option Plan.
  10.3   Centocor Diagnostics, Inc. 1997 Non-Employee Directors' Non-Qualified
         Stock Option Plan.
  10.4   Services Agreement between Centocor Diagnostics, Inc. and Centocor,
         Inc., dated as of
         August 22, 1997.
  10.5   Indemnification Agreement between Centocor, Inc. and Centocor
         Diagnostics, Inc. dated as of August 22, 1997.
  10.6   Revolving Credit Agreement between Centocor, Inc. and Centocor
         Diagnostics of Pennsylvania, Inc. dated as of August 22, 1997.
  10.7   Registration Rights Agreement between Centocor, Inc. and Centocor
         Diagnostics, Inc. dated as of August 22, 1997.
  10.8   Tax Sharing Agreement between Centocor, Inc. and Centocor Diagnostics,
         Inc. dated as of November 24, 1997.
 *10.9   License Agreement between Dana-Farber Cancer Institute and Centocor
         Europe, B.V. dated November 25, 1986. (Registrant has requested confidential treatment with respect to portions of this agreement.)
 *10.10  Agreement between Dana-Farber Cancer Institute and Centocor, Inc.
         dated February 15, 1984. (Registrant has requested confidential treatment with respect to portions of this agreement.)
 *10.11  License Agreement between Antoni van Leeuwenhoekhuis and Centocor,
         Inc. dated as of October 15, 1984. (Registrant has requested confidential treatment with respect to portions of this agreement.)
 *10.12  Research and License Agreement between University of Arkansas and
         Centocor, Inc. dated as of February 1, 1990. (Registrant has requested confidential treatment with respect to portions of this agreement.)
 *10.13  Research and Licensing Agreement between University of Texas Health
         Science Center and Centocor, Inc. dated as of October 1, 1986.
         (Registrant has requested confidential treatment with respect to portions of this agreement.)
 *10.14  Product Development and License Agreement between Centocor Diagnostics of Pennsylvania, Inc. and Biometric Imaging, Inc., dated October 9,
         1997. (Registrant has requested confidential treatment with respect to portions of this agreement.)
  10.15  Letter of Employment dated October 9, 1997, between Centocor
         Diagnostics, Inc. and Richard A. Bierly.

*21.1  Subsidiaries of Centocor Diagnostics, Inc.
 23.1  Consent of Duane, Morris & Heckscher LLP. (Included in their opinion filed as Exhibit 5.1.)
 23.2  Consent of KPMG Peat Marwick LLP.
 24.1  Power of Attorney. (Included on the signature page hereto.)
 27.1  Financial Data Schedule.

--------

* Previously filed.

** To be filed by amendment.

 (b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts is included herein immediately following the signature page to this Registration Statement. The report of the independent auditors with respect to Schedule II is included with their consent filed as Exhibit 23.2 to this Registration Statement.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing of the Offering specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MALVERN, PENNSYLVANIA, ON THE 24TH DAY OF NOVEMBER, 1997.

                                         Centocor Diagnostics, Inc.

                                                 /s/ R. James Danehy

                                         By: _____________________________

                                             R. JAMES DANEHY PRESIDENT

                             POWER OF ATTORNEY

  Know all men by these presents, that each person whose signature appears below constitutes and appoints R. James Danehy and Dominic J. Caruso, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, and in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, (or any other Registration Statement for the same offering, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURES                       TITLE                DATE
      /s/ R. James Danehy             President, Chief         November 24, 1997
------------------------------------   Executive Officer
        R. JAMES DANEHY                and Director (principal
                                       executive officer)

     /s/ Richard A. Bierly            Vice President and       November 24, 1997
------------------------------------   Chief Financial
       RICHARD A. BIERLY               Officer (principal
                                       financial and
                                       accounting officer)

     /s/ Dominic J. Caruso            Chairman of the          November 24, 1997
------------------------------------   Board and Director
       DOMINIC J. CARUSO

   /s/ Dr. Philip P. Gerbino          Director                 November 24, 1997
------------------------------------
     DR. PHILIP P. GERBINO

      /s/ George D. Hobbs             Director                 November 24, 1997
------------------------------------
        GEORGE D. HOBBS

      /s/ Thomas A. Myers             Director                 November 24, 1997
------------------------------------
        THOMAS A. MYERS

                                                                     SCHEDULE II

                           CENTOCOR DIAGNOSTICS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                 BALANCE  CHARGE TO            BALANCE  CHARGE TO            BALANCE  CHARGE TO            BALANCE  CHARGE TO
                    AT    COSTS AND               AT    COSTS AND               AT    COSTS AND               AT    COSTS AND
 CLASSIFICATION  12/31/93 EXPENSES  DEDUCTIONS 12/31/94 EXPENSES  DEDUCTIONS 12/31/95 EXPENSES  DEDUCTIONS 12/31/96 EXPENSES
 --------------  -------- --------- ---------- -------- --------- ---------- -------- --------- ---------- -------- ---------
Inventory
Reserve.........   $377     $725      $(655)     $447    $1,053    $(1,115)    $385    $1,352     $(977)     $760     $411
                            BALANCE
                              AT
 CLASSIFICATION  DEDUCTIONS 9/30/97
 --------------  ---------- -------
Inventory
Reserve.........   $(924)    $247

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  **1.1  Form of Underwriting Agreement.
    3.1  Form of Amended and Restated Articles of Incorporation of the Company.
   *3.2  Form of Bylaws of the Company.
  **4.1  Form of the Company's Class A Common Stock certificate.
  **4.2  Form of the Company's Class B Common Stock certificate.
    5.1  Opinion of Duane, Morris & Heckscher LLP.
   10.1  Letter of Employment dated July 21, 1997, between Centocor, Inc. and
         R. James Danehy, as amended.
   10.2  Centocor Diagnostics, Inc. 1997 Non-Qualified Stock Option Plan.
   10.3  Centocor Diagnostics, Inc. 1997 Non-Employee Directors' Non-Qualified
         Stock Option Plan.
   10.4  Services Agreement between Centocor Diagnostics, Inc. and Centocor,
         Inc., dated as of August 22, 1997.
   10.5  Indemnification Agreement between Centocor, Inc. and Centocor
         Diagnostics, Inc. dated as of August 22, 1997.
   10.6  Revolving Credit Agreement between Centocor, Inc. and Centocor
         Diagnostics of Pennsylvania, Inc. dated as of August 22, 1997.
   10.7  Registration Rights Agreement between Centocor, Inc. and Centocor
         Diagnostics, Inc. dated as of August 22, 1997.
   10.8  Tax Sharing Agreement between Centocor, Inc. and Centocor Diagnostics,
         Inc. dated as of November 24, 1997.
  *10.9  License Agreement between Dana-Farber Cancer Institute and Centocor
         Europe, B.V. dated November 25, 1986. (Registrant has requested confidential treatment with respect to portions of this agreement.)
  *10.10 Agreement between Dana-Farber Cancer Institute and Centocor, Inc.
         dated February 15, 1984. (Registrant has requested confidential treatment with respect to portions of this agreement.)
  *10.11 License Agreement between Antoni van Leeuwenhoekhuis and Centocor,
         Inc. dated as of October 15, 1984. (Registrant has requested confidential treatment with respect to portions of this agreement.)
  *10.12 Research and License Agreement between University of Arkansas and
         Centocor, Inc. dated as of February 1, 1990. (Registrant has requested confidential treatment with respect to portions of this agreement.)
  *10.13 Research and Licensing Agreement between University of Texas Health
         Science Center and Centocor, Inc. dated as of October 1, 1986.
         (Registrant has requested confidential treatment with respect to portions of this agreement.)
  *10.14 Product Development and License Agreement between Centocor Diagnostics of Pennsylvania, Inc. and Biometric Imaging, Inc., dated October 9,
         1997. (Registrant has requested confidential treatment with respect to portions of this agreement.)
   10.15 Letter of Employment dated October 9, 1997 between Centocor
         Diagnostics, Inc. and Richard A. Bierly.
  *21.1  Subsidiaries of Centocor Diagnostics, Inc.
   23.1  Consent of Duane, Morris & Heckscher LLP. (Included in their opinion filed as Exhibit 5.1.)
   23.2  Consent of KPMG Peat Marwick LLP.
   24.1  Power of Attorney. (Included on the signature page hereto.)
   27.1  Financial Data Schedule.

--------

* Previously filed.

** To be filed by amendment.